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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MEAD JOHNSON NUTRITION COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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MEAD JOHNSON NUTRITION COMPANY
2701 Patriot Boulevard
Glenview, Illinois 60026
(847) 832-2420

April 4, 2016

Dear Fellow Stockholder:

            We are pleased to invite you to attend our Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Glen Club, 2901 W. Lake Avenue, Glenview, Illinois 60026, on Wednesday, May 11, 2016, at 9:00 a.m. Central Daylight Time.

            Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

            Whether or not you plan to attend in person, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by Internet or by telephone or by signing, dating and returning your proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Sincerely,

James M. Cornelius	Peter Kasper Jakobsen
Chairman of the Board of Directors	President and Chief Executive Officer

MEAD JOHNSON NUTRITION COMPANY
2701 Patriot Boulevard
Glenview, Illinois 60026
(847) 832-2420

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2016
9:00 a.m. Central Daylight Time

            Notice is hereby given that the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Mead Johnson Nutrition Company (the "Company") will be held at The Glen Club, 2901 W. Lake Avenue, Glenview, Illinois 60026, on Wednesday, May 11, 2016, at 9:00 a.m. Central Daylight Time, for the following purposes:

  1.
  To elect as directors the nominees named in the Proxy Statement to hold office for a term of one year;

  2.
  To hold an advisory vote to approve the compensation paid to our named executive officers;

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and

  4.
  To transact any other business that may properly come before the Annual Meeting.

            Information relating to the above matters is set forth in the attached proxy statement. Only stockholders of record at the close of business on March 21, 2016 will be entitled to vote at the Annual Meeting.

            You are cordially invited to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

By order of the Board of Directors,

Patrick M. Sheller Senior Vice President, General Counsel and Secretary

April 4, 2016
Glenview, Illinois

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 11, 2016

            The Proxy Statement relating to our 2016 Annual Meeting of Stockholders, the Proxy Card and our Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.meadjohnson.com/proxymaterials.

 Your Vote Is Important

            Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card. If you plan to attend the meeting, please follow the instructions set forth on page 5 of the attached proxy statement.

MEAD JOHNSON NUTRITION COMPANY
2701 Patriot Boulevard
Glenview, Illinois 60026
(847) 832-2420

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2016

            The board of directors (the "Board") of Mead Johnson Nutrition Company (referred to herein as "we," "us" or the "Company") solicits your proxy to vote at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Glen Club, 2901 W. Lake Avenue, Glenview, Illinois 60026, on Wednesday, May 11, 2016, at 9:00 a.m. Central Daylight Time, and at any adjournments or postponements thereof. This proxy statement (the "Proxy Statement") is first being released to stockholders by the Company on or about April 4, 2016.

 GENERAL INFORMATION

Q:
Why am I receiving these materials?

A:
We have made these materials available to you in connection with our solicitation of proxies for use at the Annual Meeting to be held on May 11, 2016 at 9:00 a.m. Central Daylight Time, and at any adjournments or postponements thereof. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this Proxy Statement.

Q:
What is included in these materials?

A:
These materials include:

•
This Proxy Statement for the Annual Meeting;

•
A proxy card for the Annual Meeting; and

•
The Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the "Form 10-K").

Q:
What items will be voted on at the Annual Meeting?

A:
Stockholders will vote on three items at the Annual Meeting:

•
The election to the Board of the 13 nominees named in this Proxy Statement (Proposal No. 1);

•
An advisory vote to approve the compensation paid to our named executive officers (Proposal No. 2); and

•
Ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as our independent registered public accounting firm for 2016 (Proposal No. 3).

Q:
What are the Board's voting recommendations?

A:
The Board recommends that you vote your shares:

•
"FOR" each of the nominees to the Board (Proposal No. 1);

  •
  "FOR" the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal No. 2); and

  •
  "FOR" ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2016 (Proposal No. 3).

Q:
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure approved by the Securities and Exchange Commission ("SEC") called "householding." Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Form 10-K and Proxy Statement. This procedure is intended to reduce our printing costs and postage fees.

  If you or another stockholder of record with whom you share an address wish to receive a separate Form 10-K or Proxy Statement, we will promptly deliver it to you if you request it by calling Broadridge Financial Solutions, Inc., toll-free in the United States at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you or another stockholder of record with whom you share an address are receiving multiple copies of the Form 10-K and Proxy Statement, you can request to receive a single copy of these materials in the future by contacting Broadridge Financial Solutions, Inc. in the same manner as described above.

Q:
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:
Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the stockholder of record with respect to those shares, and we sent the proxy materials directly to you.

  Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q:
Who is entitled to vote and how do I vote?

A:
Only holders of record of our common stock at the close of business on March 21, 2016 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 186,655,376 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have four options for submitting their votes:

•
in person at the Annual Meeting with a proxy card/legal proxy;

•
by mail, using the paper proxy card;

•
through the Internet, using the procedures and instructions described on the proxy card; or

•
by telephone, by calling the toll-free telephone number on the proxy card.

  Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials.

  For further instructions on voting, see your proxy card. If you vote by proxy using the paper proxy card, by telephone or through the Internet, the shares represented by the proxy will be voted in accordance with your instructions. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted by mail, telephone or Internet will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a legal proxy issued in your name.

Q:
If I hold shares through the Mead Johnson Nutrition Company Retirement Savings Plan, how do I vote?

A:
For voting purposes, the proxy card includes all shares credited to your account under the Mead Johnson Nutrition Company Retirement Savings Plan held in custody by the plan trustee.

  In order to direct the plan trustee to vote the shares held in your account, you must vote the shares by 10:59 p.m. Central Daylight Time on May 6, 2016. If your voting instructions are not received by that time, the trustee will vote the shares credited to your account in the same proportion as the plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions set forth above for voting of stockholders of record to cast your vote. Although you may attend the Annual Meeting, you may not vote shares held in your Mead Johnson Nutrition Company Retirement Savings Plan account at the Annual Meeting.

Q:
What does it mean to vote by proxy?

A:
It means that you give someone else the right to vote your shares in accordance with your instructions. In voting by proxy, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

Q:
What if I submit a proxy and later change my mind?

A:
If you have given your proxy and later wish to revoke it, you may do so by giving written notice to our Corporate Secretary at our principal executive offices at 2701 Patriot Boulevard, Glenview, Illinois 60026, submitting another proxy bearing a later date (in any of the permitted forms) or casting a ballot in person at the Annual Meeting.

Q:
What happens if other matters are raised at the Annual Meeting?

A:
If other matters are properly presented at the Annual Meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, our Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the Annual Meeting.

Q:
How is it determined whether a matter has been approved?

A:
Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

•
Those nominees for director receiving the affirmative vote of a majority of the shares of our common stock cast with respect to their election at the Annual Meeting will be elected as directors; and

•
Each other matter requires the affirmative vote of a majority of the shares of our common stock, present in person or by proxy and entitled to vote at the Annual Meeting, for approval.

Q:
What constitutes a quorum?

A:
A majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote at the Annual Meeting, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:
What happens if I do not give specific voting instructions?

A:
Stockholders of Record.    If you are a stockholder of record and you:

•
indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•
sign and return a proxy card without giving specific voting instructions,

  then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

  Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the "NYSE"), the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares.

Q:
Which ballot measures are considered "routine" or "non-routine"?

A:
The ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2016 (Proposal No. 3) is the only matter considered routine under NYSE rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal No. 3.

  The election of directors (Proposal No. 1) and the advisory vote to approve the compensation paid to our named executive officers (Proposal No. 2) are matters considered non-routine under NYSE rules. A broker or other nominee cannot vote without instructions from beneficial owners on non-routine matters, and therefore there may be broker non-votes on Proposals Nos. 1 and 2.

Q:
What are broker non-votes and abstentions?

A:
Broker non-votes occur when a broker has not received voting instructions from the beneficial owner of shares held in street name and the broker does not have discretionary authority to vote the shares. Brokers only have discretionary authority to vote uninstructed shares on routine matters. Abstentions occur when a stockholder who is present at the meeting, either in person or by proxy, affirmatively chooses not to vote on a proposal.

Q:
What effect does a broker non-vote or an abstention have?

A:
Broker non-votes and abstentions will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting, while broker non-votes will have no effect on such matters. In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in this Proxy Statement.

Q:
Who will count the vote?

A:
Broadridge Financial Solutions, Inc. will tabulate votes and act as the Inspector of Election at the Annual Meeting.

Q:
Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Q:
Where can I find the voting results of the Annual Meeting?

A:
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Current Report on Form 8-K, which we are required to file with the SEC on or before the fourth business day following the Annual Meeting.

Q:
Who is paying for the cost of this proxy solicitation?

A:
We will bear the costs of soliciting and tabulating your votes. We have retained Broadridge Financial Solutions, Inc. to assist in distributing these proxy solicitation materials. Copies of proxy solicitation materials will be mailed to stockholders, and our directors, officers and employees may personally communicate with stockholders by telephone, e-mail or otherwise to solicit votes without additional compensation. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and we will reimburse them for their expenses in doing so at the rates approved by the NYSE.

Q:
How can I attend the Annual Meeting?

A:
The Annual Meeting will take place at The Glen Club, 2901 W. Lake Avenue, Glenview, Illinois 60026, on May 11, 2016, at 9:00 a.m. Central Daylight Time. Directions to the Annual Meeting are included on the back cover of this Proxy Statement. Attendance at the Annual Meeting is limited to stockholders. Registration will begin at 8:30 a.m. Central Daylight Time on the date of the Annual Meeting, and each stockholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting. If you have other questions about attending the Annual Meeting, please contact our Corporate Secretary.

Q:
Does the Company offer an opportunity to receive future proxy materials electronically?

A:
Yes. If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year's proxy materials and annual report and vote your shares.

Q:
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2017 annual meeting of stockholders?

A:
Any stockholder who intends to present a proposal at our annual meeting to be held in 2017, and who wishes to have a proposal included in our proxy statement for that meeting, must deliver the proposal to our Corporate Secretary at our principal executive offices at 2701 Patriot Boulevard, Glenview, Illinois 60026. All such proposals must be received by the Corporate Secretary no later than December 5, 2016 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

  Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by our bylaws. Our bylaws require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposal to the Corporate Secretary not fewer than 120 and not more than 150 days before the anniversary date of the previous year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be received not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or 10 days following the day on which the public announcement of the date of such annual meeting is first made.

  To be eligible for consideration at the 2017 annual meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by our Corporate Secretary on or after December 12, 2016 and on or before January 11, 2017. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

  All submissions to, or requests of, the Corporate Secretary should be made at our principal executive offices at 2701 Patriot Boulevard, Glenview, Illinois 60026.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

            Our business and affairs are managed under the direction of our Board. Among other oversight responsibilities, our Board reviews the Company's strategic plans and monitors performance toward our strategic objectives. Our Board consists of the 13 members listed below.

            Our Board is composed of a diverse group of leaders in their respective fields, most of whom have leadership experience at major companies with global operations, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Others have experience as members of significant academic and research institutions, which brings unique perspectives to the Board. The Company's directors also have other experience that makes them valuable members, such as nutritional, scientific, finance, compliance, social responsibility and consumer products experience that provides insight into issues faced by the Company.

            The Nominating and Corporate Governance Committee and the Board believe that the above-mentioned attributes, along with the leadership skills and other experiences of its Board members described below, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

            Set forth below is biographical information concerning our directors as of March 21, 2016.

Name	Position(s)
Steven M. Altschuler, M.D.	Director
Howard B. Bernick	Director
Kimberly A. Casiano	Director
Anna C. Catalano	Director
Celeste A. Clark, Ph.D.	Director
James M. Cornelius	Director and Chairman of the Board
Stephen W. Golsby	Director
Michael Grobstein	Director
Peter Kasper Jakobsen	Director; President and Chief Executive Officer
Peter G. Ratcliffe	Director
Michael A. Sherman	Director
Elliott Sigal, M.D., Ph.D.	Director
Robert S. Singer	Director

Steven M. Altschuler, M.D.	Director Since 2009
Age 62

            Dr. Altschuler is the president and chief executive officer of the University of Miami Health System and has served in this position since January 2016. He was the former chief executive officer of The Children's Hospital of Philadelphia, a position he held from April 2000 through his retirement in June 2015. Dr. Altschuler serves as a director of Weight Watchers International, Inc., where he is a member of the audit and compensation committees, and he serves as chairman of the board and a member of the nominating and corporate governance committee of Spark Therapeutics. He also serves as a member of the board of directors of the Free Library of Philadelphia and the GAVI Campaign. In addition to his many years in a leadership position at a leading institution in pediatric medicine, Dr. Altschuler has clinical and research experience in pediatric medicine, as well as experience as an outside director of charitable organizations.

Howard B. Bernick	Director Since 2009
Age 63

            Mr. Bernick is currently the president of Bernick Advisory Limited, a private investment advisory company, and has served in such a role since November 2006. From November 1994 to November 2006, Mr. Bernick served as president and chief executive officer and a director of Alberto-Culver Company, a global branded consumer products and beauty supply distribution company. From August 2001 through October 2008, Mr. Bernick served as a director of the Wm. Wrigley Jr. Company, a global confectionery company, until its acquisition by Mars Inc. Mr. Bernick serves on the board of directors of The Duchossois Group, Inc., is a member of the board of trustees of The Field Museum in Chicago and serves as a director of the Juvenile Diabetes Research Foundation. In addition to his global business experience as former president and chief executive officer of a global branded consumer products company, Mr. Bernick has outside board experience, has served in an advisory capacity to various companies and has private investment advisory experience.

Kimberly A. Casiano	Director Since 2010
Age 58

            Ms. Casiano is an advisor to top business leaders targeting the Hispanic market. From 1994 to 2009, Ms. Casiano was president and chief operating officer of Casiano Communications, Inc. one of the largest Hispanic publishers of magazines and periodicals in the United States. Ms. Casiano has held various management positions at that firm since she joined in 1988, including leading the sales and editorial functions for consumer publications and managing the company's bilingual direct marketing, customer relationship management and multi-media contact center division. Prior to that, she managed her own company, Caribbean Marketing Overseas Corporation, to foster trade and investment in the Caribbean and Latin America. She has served on the board of directors of Ford Motor Company since 2003, including as a member of the audit committee, nominating and governance committee and sustainability and innovation committee, having previously served on the finance committee. Ms. Casiano also serves on the board of directors of Mutual of America and the Hispanic Scholarship Fund. In addition to her media, marketing and Hispanic market experience as a president and chief operating officer of the largest Hispanic publisher of magazines and periodicals in the United States, Ms. Casiano has global business experience managing her own company, as well as outside board experience.

Anna C. Catalano	Director Since 2010
Age 56

            Ms. Catalano has over 30 years of corporate experience, of which over 20 years were spent in the energy industry, serving in various marketing, operations and business development roles. Most recently, at BP p.l.c., she served as group vice president of marketing from 2000 to 2003, and group vice president of emerging markets from 1999 to 2000. She has held senior executive positions in Asia, Europe and the United States, including president of Amoco Orient Oil Company in China, and senior vice president of Retail Operations for Amoco in the United States. Ms. Catalano currently serves on the boards of directors of Willis Towers Watson, where she also serves on the nominating and governance committee; Chemtura Corporation, where she also serves on the environmental, health and safety committee and the compensation committee; and Kraton Performance Polymers, where she also serves on the compensation committee. Ms. Catalano also serves on the National Board of Directors of the Alzheimer's Association and the board of directors of the Houston Grand Opera. She is a senior fellow and advisory board member of the Kellogg Innovation Network at Northwestern University, an advisor to the market research firm of Edelman Berland and a member of the Advisory Board for the NACD Texas Tri-Cities Chapter. In addition to her global business experience in marketing, Ms. Catalano has outside board and advisory experience.

Celeste A. Clark, Ph.D.	Director Since 2011
Age 62

            Dr. Clark served for almost 35 years at Kellogg Company, most recently as the company's senior vice president of global public policy and external relations, chief sustainability officer and a member of the global executive leadership team. Dr. Clark also served as president of the Kellogg Citizenship Fund, the company's philanthropic entity, and was a company liaison worldwide between professional organizations, academic institutions, government agencies, and industry associations on nutrition, health policy and advertising practices. Dr. Clark served as a director and member of the nominating and governance and compensation committees of Diamond Foods, Inc. until its 2016 acquisition by Snyder's-Lance, Inc. She is a director of AdvancePierre Foods, a member of the board of trustees and the audit and board development committees of the W.K. Kellogg Foundation, and she is a member of the board of directors and nominating and governance committee of AAA Michigan. Dr. Clark is an adjunct professor in Food Science and Nutrition at Michigan State University. She is the principal of Abraham Clark Consulting, LLC which specializes in leadership development, health policy and regulatory affairs. In addition to her global business experience, Dr. Clark has industry experience in various nutrition, consumer products, public policy, risk management, governance and philanthropic matters.

James M. Cornelius	Director Since 2009
Age 72

            Mr. Cornelius, our chairman of the board, served as the non-executive chairman of the board of directors of Bristol-Myers Squibb Company ("BMS") from May 2010 through his retirement in May 2015. Prior to serving as BMS's non-executive chairman, Mr. Cornelius served as chairman of the board and chief executive officer of BMS since September 2006, including serving as interim chief executive officer of BMS from September 2006 to April 2007. He retired as the chief executive officer of BMS in May 2010. Mr. Cornelius is a member of the board of Arcamed, Inc., an Indianapolis-based manufacturer of custom metal products, and HyGIeaCare Inc., a company specializing in gastroenterological services and solutions. He also serves on the board of YourEncore, an Indianapolis-based company providing a network of retired and veteran scientists and engineers assisting clients with proven experience to help accelerate the pace of their innovation. Among other qualifications, Mr. Cornelius has significant global business leadership experience, both as an executive officer and a director of public companies.

Stephen W. Golsby	Director Since 2009
Age 61

            Mr. Golsby served, from September 2008 until his retirement in April 2013, as our president and chief executive officer. Prior to serving as president and chief executive officer, he was employed continuously by Mead Johnson in various capacities since October 1997. From January 2004 to September 2008, Mr. Golsby served as president of Mead Johnson. He served as president, International of Mead Johnson from 2001 until 2003 and senior vice president, Asia Pacific from 1998 to 2000. Mr. Golsby served as a director of Beam Inc. until its 2014 acquisition by Suntory Holdings Limited. Mr. Golsby is a director of RMA Group (Hong Kong) and also serves as an advisor to Thai Union Group, Thai Wah pcl and to the Thailand Board of Investment. In addition to his global business experience as the former president and chief executive officer of the Company and, previously, in various senior positions at Unilever, Mr. Golsby's extensive knowledge of and insight into the Company provides unique value to the Board.

Michael Grobstein	Director Since 2014
Age 73

            Mr. Grobstein is a retired vice chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a vice chairman-international operations from 1993 to 1998, as vice chairman-planning, marketing and industry services from 1987 to 1993, and vice chairman-accounting and auditing services from 1984 to 1987. He currently serves on the board of directors of BMS, where he serves on both the audit committee and the compensation and management development committee. He serves on the board of trustees and executive committee and is the treasurer of the Central Park Conservancy, and he is a director of the Peer Health Exchange, Inc. Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein has significant depth and breadth of financial expertise, experience handling complex financial issues and experience serving on major international boards of directors.

Peter Kasper Jakobsen	Director Since 2012
Age 54

            Mr. Jakobsen has been our President and Chief Executive Officer since April 2013, prior to which he served as the Company's executive vice president and chief operating officer since January 2012. Mr. Jakobsen previously had been our president, Americas from January 2009 through December 2011 and has been employed continuously by Mead Johnson since March 1998 in various capacities. From October 2006 to January 2009, he served as senior vice president, Asia Pacific. From February 2004 to October 2006, Mr. Jakobsen served as vice president, South Asia, and from June 2001 to June 2004, he served as general manager, Philippines. In addition to his extensive knowledge of and experience with the Company, Mr. Jakobsen serves as a critical link between management and the Board.

Peter G. Ratcliffe	Director Since 2009
Age 68

            Mr. Ratcliffe served, from April 2003 until his retirement in June 2007, as chief executive officer of the P&O Princess International division of Carnival Corporation and plc, a global cruise company. From January 2000 to April 2003, he served as chief executive officer of P&O Princess Cruises plc, a global cruise company. Mr. Ratcliffe is a director of BBA Aviation plc and Casa Pacifica Centers for Children & Families. Mr. Ratcliffe is a fellow of the Institute of Chartered Accountants in England and Wales. Among other qualifications, Mr. Ratcliffe has significant global business leadership experience, both as an executive officer and a director of public companies.

Michael A. Sherman	Director Since 2015
Age 49

            Mr. Sherman currently serves as the Chief Operating Officer and Chief Financial Officer of Endocyte Inc. He has served as Endocyte's Chief Financial Officer since 2006, and was also appointed as the Chief Operating Officer in 2014. Prior to 2006, Mr. Sherman served in various executive roles at Guidant Corporation, including Vice President of Finance and Strategic Planning, Vice President of Finance for Europe, Middle East, Africa and Canada and Corporate Controller. Mr. Sherman serves as a director of the Children's Museum of Indianapolis. In addition to his wide-ranging financial expertise, Mr. Sherman has both significant familiarity with health-related industries and extensive experience with global commercial (particularly sales and marketing) activities and leadership of strategic transactions.

Elliott Sigal, M.D., Ph.D.	Director Since 2009
Age 64

            Dr. Sigal is a former executive vice president and director of Bristol-Myers Squibb. Dr. Sigal joined BMS in 1997 and had roles of increasing responsibility in both research and development. He served as chief scientific officer and president of research and development for BMS from 2004 until his retirement in 2013. Dr. Sigal served on the board of BMS from 2011 until his retirement. He currently serves as a senior advisor to the healthcare team of the venture group, New Enterprise Associates and is a consultant to various biotechnology companies. In addition, Dr. Sigal serves as a director of Spark Therapeutics where he serves as a member of the compensation, nominating and corporate governance and science and technology committees. He is a director of Adaptimmune Therapeutics plc where he serves as a member of the corporate governance and nominating committee, and serves on the board of the private non-profit foundation, the Melanoma Research Alliance. In addition to his global business experience in research and development and as a chief scientific officer, Dr. Sigal has industry and research experience in global clinical and pharmaceutical development.

Robert S. Singer	Director Since 2009
Age 64

            Mr. Singer served as chief executive officer of Barilla Holding S.p.A, a major Italian food company, from January 2006 to April 2009. From May 2004 through August 2005, Mr. Singer served as president and chief operating officer of Abercrombie & Fitch Co., an American clothing retailer. Prior to joining Abercrombie, Mr. Singer served as chief financial officer of Gucci Group NV, a leading luxury goods company, from September 1995 to April 2004. Mr. Singer serves as a director of Tiffany & Co., where he also serves as the chairman of the audit committee and a member of the compensation committee. Mr. Singer also serves as a director and chairman of the audit committee of Coty Inc. and as a director and chairman of the audit committee of Jimmy Choo PLC. Mr. Singer currently serves on the board of directors of privately held Gianni Versace SpA, Bally S.A. and Belstaff. He serves on the advisory council of John Hopkins University School of Advanced International Studies (SAIS) Bologna Center and is an advisor to CCMP Capital. Among other qualifications, Mr. Singer has significant global business leadership experience, both as an executive officer and a director of public companies.

Meetings

            During 2015, the Board held 11 meetings and concluded each of its regular meetings in executive session without management present. In addition, our independent directors met separately as a group in 2015. Other than

Messrs. Golsby and Jakobsen and Dr. Sigal, all of our current directors are independent directors, as defined by the rules of the NYSE.

            During 2015, all of our directors attended 75% or more of the aggregate number of meetings of the Board and Board committees on which they served. All directors are expected to attend our annual meetings of stockholders. All 13 of our directors attended the annual meeting of stockholders in April 2015.

Board Leadership Structure

            The roles of Chairman of the Board and Chief Executive Officer are held by different individuals. Mr. Cornelius serves as our non-executive Chairman while Mr. Jakobsen serves as our president and chief executive officer and as a director. As president and chief executive officer, Mr. Jakobsen is responsible for setting the strategic direction of the Company, the day-to-day leadership and performance of the Company and managing all levels of the organization. Mr. Cornelius, as non-executive Chairman, organizes Board activities that enable the Board to effectively provide guidance to, and oversight of, management. Mr. Cornelius provides Mr. Jakobsen with ongoing direction as to Board priorities, provides feedback from the Board and ensures that Board agendas are appropriately directed to the matters of greatest importance to the Company. The Board believes that separating the Chairman and Chief Executive Officer roles provides an effective balance of strong leadership and independent oversight and best meets our current circumstances.

            The Company's Corporate Governance Guidelines provide that the Board may, in its discretion, select a Lead Independent Director. At this time, the Board has determined that Mr. Cornelius qualifies as an independent director and can fulfill all of the responsibilities that would otherwise be undertaken by a Lead Independent Director. As such, the Board does not have a Lead Independent Director.

Board Role in Risk Oversight

            The Board is responsible for oversight of the Company's enterprise risk management ("ERM") processes designed by senior management. As more fully detailed below under the section titled "Committees of the Board of Directors," the Board's Risk Management and Compliance Committee oversees the Company's ERM process and the Company's compliance program. The Board's Audit Committee also provides specific oversight of the Company's financial risk exposures. The Board's Nutrition Science and Technology Committee provides specific oversight of the Company's research and development, quality and food safety process. The Board's Compensation and Management Development Committee provides specific oversight of potential risk associated with the Company's compensation programs.

            The Company's Chief Executive Officer and/or Chief Risk and Compliance Officer informs the Board and the appropriate Board committee(s) of the Company's major risk exposures and describes the steps taken by senior management to monitor and control such exposures. Such steps include management reviewing the results of a formal risk analysis, defining responsive mitigation plans and incorporating such plans in our overall strategic plan. Senior management, with Board and committee oversight, is responsible for daily execution and management of the Company's risk management processes and sets the Company's tone at the top. In addition to anticipating and prioritizing risks based on the magnitude and probability of occurrence, senior management monitors significant risks and responses and ensures that the Company's overall business strategy is risk-responsive.

Communicating with the Board of Directors

            Stockholders and other interested parties wishing to contact one or more of our directors, including the non-management directors as a group, may do so by sending a letter to the director or directors at Board of Directors, Mead Johnson Nutrition Company, 2701 Patriot Boulevard, Glenview, Illinois 60026, Attention: Corporate Secretary. Any such correspondence will be forwarded to the appropriate director or directors for review.

Governance Stockholder Outreach and Engagement

            In 2015, the Nominating and Corporate Governance Committee determined to initiate a program to engage more actively with the Company's major institutional stockholders on corporate governance matters. To this end, the Committee appointed a stockholder engagement team consisting of the following company executives: (i) our senior vice president, general counsel and secretary, (ii) our senior vice president, global human resources and (iii) our vice president, investor relations. At the direction of the Nominating and Corporate Governance Committee, our stockholder engagement team conducted meetings with several of our largest stockholders. Discussions between our engagement team and the stockholder representatives focused on corporate governance matters, board composition, our executive compensation program, stockholder engagement and corporate social responsibility. The Board and management gave significant consideration and weight to the feedback received as part of these discussions. As part of our commitment to enhance relationships and seek feedback from our stockholders, we intend to continue this outreach program.

Director Independence

            To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Our Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for "independence" established by rules of the NYSE.

            Our Board annually undertakes a review of director independence. During its review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

            As a result of this review, the Board affirmatively determined that a majority of our directors are independent as follows:

Name	Independence Status	Factors Considered
Steven M. Altschuler, M.D.	Independent	(1)
Howard B. Bernick	Independent
Kimberly A. Casiano	Independent
Anna C. Catalano	Independent	(2)
Celeste A. Clark, Ph.D.	Independent
James M. Cornelius	Independent
Stephen W. Golsby	Not Independent	(3)
Michael Grobstein	Independent	(4)
Peter Kasper Jakobsen	Not Independent	(3)
Peter G. Ratcliffe	Independent
Michael A. Sherman	Independent
Elliott Sigal, M.D., Ph.D.	Not Independent	(5)
Robert S. Singer	Independent

(1)
Dr. Altschuler served as the chief executive officer of The Children's Hospital of Philadelphia ("CHOP") through June 2015. Dr. Altschuler now serves as the President and CEO of the University of Miami Health Systems ("University of Miami"). In determining whether Dr. Altschuler meets the applicable independence standards, the Board considered that we and our subsidiaries have, during the last three years, conducted ordinary course business with each of CHOP and the University of Miami. Amounts paid to or received from CHOP in each of the past three years were less than $300,000 and did not approach 2% of the hospital's total revenue. Amounts paid to the University of Miami in each of the past three years were less than $100,000 and did not approach 2% of the hospital's total revenue. The Board determined that neither of these relationships impaired Dr. Altschuler's independence.

(2)
In determining whether Ms. Catalano meets the applicable independence standards, the Board considered that our subsidiaries have, in the ordinary course of business, made payments to various subsidiaries of Willis Towers Watson in an aggregate amount of approximately $1,004,000 for insurance premiums and claim payments on local insurance policies. The Board determined that this relationship did not impair Ms. Catalano's independence.

(3)
Mr. Golsby, our former President and Chief Executive Officer, is not considered independent under applicable NYSE rules until May 1, 2016 because he was employed by the Company through April 30, 2013. Mr. Jakobsen, our current President and Chief Executive Officer, is not independent because of his current employment relationship with the Company.

(4)
In determining whether Mr. Grobstein meets the applicable independence standards, the Board considered certain payments made to PricewaterhouseCoopers, where Mr. Grobstein's son is a partner who works on matters unrelated to the Company's engagement. The Board determined that this relationship did not impair Mr. Grobstein's independence.

(5)
Dr. Sigal is not an independent director because he has an immediate family member who is a current partner at Deloitte Tax LLP, an affiliate of Deloitte & Touche, our Independent Registered Public Accounting Firm.

Committees of the Board of Directors

            The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, the Nutrition Science and Technology Committee and the Risk Management and Compliance Committee. The members of each committee are appointed by the Board and serve until their successors are elected and qualified, unless they are earlier removed or resign.

            The Board has determined that all members of the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee are independent within the meaning of applicable SEC rules and the listing standards of the NYSE applicable to members of each such committee. In the case of the Compensation and Management Development Committee, this determination included an assessment by the Board that no member of the committee has a relationship which is material to such director's ability to be independent from management in connection with the duties of a compensation committee member. Each committee is governed by a written charter that is available on our website at www.meadjohnson.com under the caption "Company—Corporate Governance—Committee Charters."

            The table below indicates the current composition of each committee, the audit committee members determined by the Board to be "audit committee financial experts" and the number of meetings held by each committee in 2015:

Committee	Committee Chair	Additional Committee Members	Audit Committee Financial Experts	Number of 2015 Committee Meetings
Audit Committee	Peter G. Ratcliffe	Kimberly A. Casiano Michael A. Sherman Robert S. Singer(1)	Peter G. Ratcliffe Michael A. Sherman Robert S. Singer	11
Compensation and Management Development	Steven M. Altschuler, M.D.	Howard B. Bernick Anna C. Catalano Robert S. Singer	—	8
Nominating and Corporate Governance	Anna C. Catalano	Kimberly A. Casiano Peter G. Ratcliffe	—	4
Nutrition Science and Technology	Elliott Sigal, M.D., Ph.D.	Steven M. Altschuler, M.D. Celeste A. Clark, Ph.D. Stephen W. Golsby Michael A. Sherman	—	5
Risk Management and Compliance	Michael Grobstein	Howard B. Bernick Celeste A. Clark, Ph.D. Elliott Sigal, M.D., Ph.D.	—	6

(1)
Mr. Singer currently serves on three additional public company audit committees. The Board has concluded that Mr. Singer's service on four public company audit committees does not impair his ability to serve as a member of our Audit Committee.

Audit Committee

            The Audit Committee has responsibility for, among other things:

  •
  overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

  •
  overseeing management's establishment and maintenance of processes to ensure that an adequate system of internal control is functioning;

  •
  overseeing management's establishment and maintenance of processes to ensure our compliance with all applicable laws, regulations and corporate policies with respect to financial and accounting matters;

  •
  reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

  •
  reviewing the performance of our internal auditors; and

  •
  appointing, terminating and reviewing the performance of the independent auditors and considering and approving any non-audit services proposed to be performed by the independent auditors.

            The Audit Committee Report appears on page 59 of this proxy statement. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate, at the Company's expense.

Compensation and Management Development Committee

            The Compensation and Management Development Committee exercises the authority of the Board relating to employee benefit plans and is responsible for the oversight of compensation generally. The Compensation and Management Development Committee has responsibility for, among other things:

  •
  reviewing our compensation practices and policies, including incentive compensation plans and equity-based plans;

  •
  reviewing key employee compensation policies;

  •
  reviewing the compensation of our chief executive officer, executive officers and other key employees in relation to their performance;

  •
  assessing the pay for performance relationship of all executive pay plans, goals and payments;

  •
  annually assessing the risk associated with our compensation programs;

  •
  reviewing the appropriateness and competitiveness of our executive compensation and management development programs, including individual, senior development actions in support of succession management, such as promotions or organization structure changes at certain levels as designated by it, as well as executive compensation policies and programs and new hire offer packages; and

  •
  preparing recommendations and periodic reports to the Board concerning these matters.

            The Compensation and Management Development Committee Report appears on page 24 of this proxy statement. The Compensation and Management Development Committee has directly engaged Aon Hewitt as its compensation consultant after taking into consideration all factors relevant to Aon Hewitt's independence from management. The Compensation and Management Development Committee also has the authority to engage and obtain advice from outside advisors and to retain counsel where appropriate, at the Company's expense.

Nominating and Corporate Governance Committee

            The Nominating and Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Nominating and Corporate Governance Committee has responsibility for, among other things:

  •
  making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

  •
  establishing criteria and qualifications for membership on the Board and its committees;

  •
  assessing and recommending to the Board strong and capable candidates qualified to serve on the Board and its committees;

  •
  approving the compensation program for directors, setting compensation levels and ensuring that the program is implemented;

  •
  developing and recommending to the Board a set of corporate governance principles;

  •
  considering matters relating to our responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on our employees and stockholders; and

  •
  considering and recommending to the Board other actions relating to corporate governance.

            The Nominating and Corporate Governance Committee has the authority to engage and obtain advice from outside advisors and to retain counsel where appropriate, at the Company's expense.

            Nomination of Directors:    Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria for membership to the Board. Directors are selected based on, among other things, diversity of backgrounds and experience, integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work with others. The full Board has final approval authority with respect to any candidate.

            In developing criteria for open Board positions, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, which may include: the current Board composition; the range of talents, experiences and skills that would best complement those already represented on the Board; and the need for financial or other specialized expertise. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for Board membership that may be suggested by its members and other Board members, as well as by management and stockholders. The Nominating and Corporate Governance Committee also may retain a third-party executive search firm to assist it with identifying and reviewing candidates.

            Based primarily on the need for additional Board members, the Nominating and Corporate Governance Committee will identify a prospective nominee and make an initial determination as to whether to conduct a full evaluation of the nominee. In making this determination, the Nominating and Corporate Governance Committee considers the information provided to it with the candidate's recommendation, as well as information that is publicly available or obtained through inquiries to third parties. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the Board and other directors, as appropriate, that additional consideration is warranted, it may request a third-party executive search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the specific criteria that it has established for the position, which may include:

  •
  the ability of the prospective nominee to represent the interests of our stockholders;

  •
  the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards, as specifically set out in our Corporate Governance Guidelines;

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

  •
  the absence of interlocking relationships;

  •
  the extent to which the prospective nominee helps the Board reflect the diversity of our stockholders, employees, customers and the communities in which we operate; and

  •
  the willingness of the prospective nominee to meet our minimum equity interest holding guidelines for directors.

            If the Nominating and Corporate Governance Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Nominating and Corporate Governance Committee, as well as other members of the Board, as appropriate, interview the nominee. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee's report.

            A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate. Any prospective nominee recommended by a stockholder will be considered and evaluated on the same basis as other prospective nominees. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in "General Information" above on pages 5-6.

Nutrition Science and Technology Committee

            The Nutrition Science and Technology Committee assists the Board in its oversight of the Company's research and development ("R&D") activities, medical and scientific risk management processes and management of food quality and food safety risks, as well as interacting with and evaluating the performance of the Company's internal R&D function. The Nutrition Science and Technology Committee has responsibility for, among other things:

  •
  reviewing, evaluating and advising the Board on the quality, direction and competitiveness of the Company's R&D programs;

  •
  reviewing, evaluating and advising the Board on the Company's progress in executing its long-term R&D strategy;

  •
  reviewing, evaluating and advising the Board on the Company's innovation strategy and portfolio;

  •
  reviewing, evaluating and advising the Board on opportunities and threats as identified by the Company's innovation leadership team;

  •
  assisting the Board with its oversight responsibility for enterprise risk management and regulatory compliance in areas relating to the Company's R&D;

  •
  reviewing and evaluating the Company's quality and food safety processes, including reviewing major quality and food safety risks, assessing the adequacy of assigned resources, communicating major new quality and food safety risks to the Board, assessing the effectiveness of the Company's quality programs while recommending any improvements and investment needs and interfacing directly with the Company's internal quality council;

  •
  identifying and discussing significant emerging trends and issues in science, technology, healthcare and nutrition and considering the potential impact of such trends and issues on the Company; and

  •
  reviewing, evaluating and advising the Board on major investments, acquisitions and partnerships relating to nutrition science and technology.

            The Nutrition Science and Technology Committee has the authority to engage and obtain advice from outside advisors and to retain counsel where appropriate, at the Company's expense.

Risk Management and Compliance Committee

            The Risk Management and Compliance Committee assists the Board in its oversight of the Company's risk management and compliance programs and reviews the effectiveness of management's processes for (a) identifying, assessing, mitigating and monitoring enterprise-wide risks and (b) implementation and administration of the Company's ethical policies and programs, including the Standards of Business Conduct and Ethics. The Risk Management and Compliance Committee has responsibility for, among other things:

  •
  providing oversight of the Company's ERM process, including reviewing major enterprise risks, reviewing the Company's risk profile, risk mitigation plans, and risk monitoring process and assessing the effectiveness of the ERM process;

  •
  providing oversight of the Company's compliance program with respect to legal and regulatory requirements (and related internal policies and procedures), including reviewing the implementation of the Company's ethical policies and programs, evaluating procedures for investigating alleged violations and disciplinary actions and assessing the effectiveness of the Company's compliance programs and policies while recommending any necessary improvements; and

  •
  interfacing directly with the Company's Chief Risk and Compliance Officer with regard to significant compliance matters.

            The Risk Management and Compliance Committee has the authority to engage and obtain advice from outside advisors and to retain counsel where appropriate, at the Company's expense.

Succession Planning and Management Development

            The Board supports the development of executive talent at the Company, especially the senior leaders of the Company and the Chief Executive Officer. Continuity of strong leadership at all levels of the Company is part of the Board's mandate for delivering strong performance to stockholders. Toward that goal, the executive talent development and succession planning process is integrated in the Board's annual activities. Our Corporate Governance Guidelines require that our Chief Executive Officer annually report to the Board on succession planning (including plans in the event of an emergency) and management development. The Corporate Governance Guidelines also require that the Chief Executive Officer provide the Board with an assessment of persons considered potential successors to certain senior management positions at least once each year. The Board deliberates in executive session on the succession plan for the Chief Executive Officer, including an ongoing evaluation of potential succession candidates.

            Management and the Board take succession planning very seriously and while the Corporate Governance Guidelines require an annual review, the process for management development and succession planning occurs more frequently and involves regular interaction between management and the Board. Management regularly identifies high potential executives for additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded, experienced, and discerning senior leaders. Identified individuals are often positioned to interact more frequently with the Board so that directors may gain familiarity with these executives.

Corporate Governance Guidelines

            The Board has adopted Corporate Governance Guidelines that delineate its operation and that of its committees. From time to time, our Board may revise the Corporate Governance Guidelines in response to changing regulatory requirements, evolving corporate governance best practices and the concerns of our stockholders and other constituents. A copy of the Corporate Governance Guidelines is available on our website at www.meadjohnson.com under the caption "Company—Corporate Governance—Guidelines—Corporate Governance Guidelines." The Corporate Governance Guidelines address, among other matters, the Board's composition and structure, the Board's responsibilities, the Board's retirement policy, the Board's meeting procedures, the Board's involvement with senior management, the Board's role in leadership development and general committee matters.

Code of Ethics

            We have established Standards of Business Conduct and Ethics (the "SBCE"), a Code of Ethics for Senior Financial Officers, and a Code of Conduct and Ethics for Directors (collectively, the "Codes"). These Codes establish the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors, and communicate our commitment to the highest standards of ethical behavior in all of our business activities as well as compliance with all applicable laws and regulations.

            The SBCE addresses, among other things, competing fairly in the global marketplace, compliance with anti-bribery and other laws, conflicts of interest, keeping accurate records, protecting company assets, confidentiality, and corporate opportunity requirements and the process for reporting violations of the SBCE, employee misconduct, conflicts of interest or other violations of company policies and procedures. The Code of Ethics for Senior Financial Officers applies to the Company's chief executive officer, chief financial officer, the financial and operations controllers, the treasurer, the head of internal audit and heads of major business units and others performing similar functions and supplements the SBCE. The Code of Conduct and Ethics for Directors applies to the Company's non-employee directors.

            The Codes are publicly available on our website at www.meadjohnson.com, under the caption "Company—Corporate Governance—Conduct." The Company will furnish a copy of the Codes to any person, without charge, upon written request directed to the Corporate Secretary at our principal executive offices at 2701 Patriot Boulevard, Glenview, Illinois 60026. Any amendment or waiver to the Codes with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions will be disclosed as required by applicable law and will be posted promptly on our website.

Compensation of Directors

            We have adopted a director compensation program that establishes annual compensation for our non-employee directors that will enable us to attract and retain high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our common stock to further align their interests with those of our stockholders. Our non-employee director compensation program includes cash compensation and equity grants in the form of restricted stock units ("RSUs") as described below. We use the same peer group for director compensation comparisons as for executive compensation comparisons, have a comparable compensation strategy and review our program annually with the assistance of Aon Hewitt.

Cash Compensation

            Non-Employee Directors (Other Than Our Non-Executive Chairman):    In 2015, our non-employee director compensation program provided the following cash compensation for all non-employee directors (other than our non-executive Chairman):

  •
  An annual cash retainer of $100,000; and

  •
  Additional annual cash retainers in the amounts set forth below payable to the chairs of each committee and to each non-employee director serving as a committee member:

Committee Name	Chair Retainer	Non-Chair Committee Member Retainer
Audit	$25,000	$10,000
Compensation and Management Development	$20,000	$7,500
Nominating and Corporate Governance	$15,000	$6,500
Nutrition Science and Technology	$15,000	$6,500
Risk Management and Compliance	$20,000	$7,500

            Non-Executive Chairman:    In 2015, our non-executive Chairman was entitled to an annual cash retainer of $190,000 in lieu of the cash compensation payable to non-employee directors detailed above.

Restricted Stock Units

            Non-Employee Directors (Other Than Our Non-Executive Chairman):    In 2015, each non-employee director (other than our non-executive Chairman) was entitled to an annual equity grant in the form of RSUs having a grant date fair market value of $175,000. Generally, these RSU grants are made concurrently with annual equity grants to our employees; however, unlike employee equity grants, the directors' RSU grants vest in full on the first anniversary of the grant date.

            Non-Executive Chairman:    In 2015, in lieu of the RSU grant made to non-employee directors, our non-executive Chairman was entitled to an annual grant of RSUs having a grant date fair value of $360,000, which vests in full on the first anniversary of the grant date.

Modifications to Director Compensation Program for 2016

            In December 2015, the Nominating and Corporate Governance Committee engaged in its periodic review of non-employee director compensation. As a result of this review and consistent with the compensation reductions for management and cost savings initiatives undertaken by the Company under our productivity program referred to as "Fuel for Growth," the following changes were made to non-employee director compensation for the 2016 fiscal year: The annual cash retainer paid to each non-employee director (other than our non-executive Chairman) will be reduced from $100,000 to $50,000. The annual cash retainer paid to our non-executive Chairman will be reduced from $190,000 to $90,000.

2015 Director Compensation

            The following table provides information on 2015 compensation for non-employee directors who served on the Board during 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Steven M. Altschuler, M.D.	$125,178	$175,099	$300,277
Howard B. Bernick	$121,250	$175,099	$296,349
Kimberly A. Casiano	$116,500	$175,099	$291,599
Anna C. Catalano	$122,500	$175,099	$297,599
Celeste A. Clark, Ph.D.	$114,000	$175,099	$289,099
James M. Cornelius	$190,000	$360,008	$550,008
Stephen W. Golsby	$106,500	$175,099	$281,599
Michael Grobstein	$120,000	$175,099	$295,099
Peter G. Ratcliffe	$126,542	$175,099	$301,641
Michael A. Sherman	$111,046	$175,099	$286,145
Elliott Sigal, M.D., Ph.D.	$119,690	$175,099	$294,789
Robert S. Singer	$125,000	$175,099	$300,099

(1)
Consists of the amounts described above under "Compensation of Directors—Cash Compensation" for 2015 including annual cash retainers, committee chair retainers and committee member retainers. Committee assignments were modified on April 30, 2015, and payments were prorated accordingly.

(2)
Amounts shown represent the grant date fair value of RSUs granted in 2015 as described above under "Compensation of Directors—Restricted Stock Units" and as computed in accordance with Financial Accounting Standards Board ("FASB") (Accounting Standards Codification ("ASC")) Topic 718, Compensation—Stock Compensation. The value of dividends to be paid on RSUs is factored into the grant date fair value of the awards.

The following table sets forth the aggregate number of outstanding RSUs held by each director as of December 31, 2015:

Name	RSUs
Steven M. Altschuler, M.D.	1,678
Howard B. Bernick	1,678
Kimberly A. Casiano	1,678
Anna C. Catalano	1,678
Celeste A. Clark, Ph.D.	1,678
James M. Cornelius	3,450
Stephen W. Golsby	1,678
Michael Grobstein	1,678
Peter G. Ratcliffe	1,678
Michael A. Sherman	1,678
Elliott Sigal, M.D., Ph.D.	1,678
Robert S. Singer	1,678

Director Stock Ownership Guidelines

            Our non-employee directors are subject to ownership guidelines regarding shares of our common stock. Our guidelines require that, within four years of becoming a director, each of our non-employee directors hold common stock with a value equal to four times his or her annual cash retainer. In measuring stock ownership for our directors, actual common stock owned and unvested time-based RSUs are counted toward the ownership requirements. Directors may acquire common stock through the retention of the annual stock awards as well as any other acquisition of common stock. Our non-employee directors may not sell any of their common stock awards until the director has achieved the ownership threshold (except to satisfy tax withholding requirements). If a director holds the retention amount, such director may elect to sell any shares above that amount upon vesting. When one of our non-employee directors departs from the Board, the director must retain common stock with a value equal to four times his or her annual cash retainer for a six-month period following the director's date of departure. All of our current directors have met our stock retention requirements, or are on track to meet our stock retention requirements, within the required time frame.

Policy Prohibiting Speculative Transactions

            Our securities trading policy prohibits our directors, officers and employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. Accordingly, our directors, officers and employees are not permitted to engage in transactions involving "short sales" or "short sales against the box," "put" and "call" options or various types of hedging transactions.

            Our policy further prohibits our directors, officers and employees from holding our securities in margin accounts or pledging our securities as collateral for loans. An exception to this prohibition may be granted by the Company's General Counsel where a director or officer wishes to pledge our securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Except with regard to the pledge of securities described in footnote 6 to the "Security Ownership of Certain Beneficial Owners and Management" table, below, no such pledges are outstanding.

Compensation Committee Interlocks and Insider Participation

            None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve, or in the past year has served, on our Board or Compensation and Management Development Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth information as of March 21, 2016, regarding beneficial ownership of our common stock by:

  •
  each person known to us to be a beneficial owner of more than five percent of our common stock;

  •
  each of our Named Executive Officers;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

            The number of shares beneficially owned by each stockholder is determined under the SEC's rules and generally includes voting or investment power over shares. Under SEC rules, shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares, and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors or executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Beneficially Owned(%)
5% or Greater Stockholders
Capital Research Global Investors(2)	14,581,786		7.81%
BlackRock, Inc.(3)	13,450,507		7.21%
FMR LLC(4)	12,054,988		6.46%
The Vanguard Group(5)	11,612,306		6.22%
Named Executive Officers and Directors:
Peter Kasper Jakobsen	280,137	(6)
Michel Cup	6,000
Charles M. Urbain	119,374	(7)
Peter G. Leemputte	46,517
Patrick M. Sheller	5,591	(8)
James Jeffrey Jobe	82,326	(9)
Graciela Monteagudo	44,258	(10)
Steven M. Altschuler, M.D.	14,419
Howard B. Bernick	45,000	(11)
Kimberly A. Casiano	7,820
Anna C. Catalano	9,452
Celeste A. Clark, Ph.D.	10,288
James M. Cornelius	140,544	(12)
Stephen W. Golsby	19,795
Michael Grobstein	5,824
Peter G. Ratcliffe	14,723
Michael A. Sherman	1,678
Elliott Sigal, M.D., Ph.D.	24,298	(13)
Robert S. Singer	7,288
All directors and executive officers as a group (22 persons)	942,796	(14)

(1)
Includes shares credited to accounts of the executive officers under the Mead Johnson & Company Retirement Savings Plan and stock options that are currently exercisable or exercisable within 60 days. No RSUs or performance shares will vest and be payable within 60 days.

(2)
As reported on Schedule 13G filed with the SEC on February 16, 2016, Capital Research Global Investors beneficially owned 14,581,786 shares of our common stock as of December 31, 2015. The address of the principal business office of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)
As reported on Schedule 13G filed with the SEC on January 26, 2016, BlackRock, Inc. beneficially owned 13,450,507 shares of our common stock as of December 31, 2015. Of such shares, BlackRock, Inc. has sole voting power for 11,233,808 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
As reported on Schedule 13G filed with the SEC on February 12, 2016, each of FMR LLC and Abigail P. Johnson (as Director, Vice Chairman, CEO and President of FMR LLC) beneficially owned 12,054,988 shares of our common stock as of December 31, 2015. Of such shares, FMR LLC has sole voting power for 1,389,376 shares. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)
As reported on Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group beneficially owned 11,612,306 shares of our common stock as of December 31, 2015. Of such shares, The Vanguard Group has sole voting power for 366,985 shares, shared voting power for 21,200 shares, sole dispositive power for 11,216,564 shares and shared dispositive power for 395,742 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(6)
Includes 229,261 shares underlying stock options that are currently exercisable or exercisable within 60 days. 27,114 of the shares of common stock held by Mr. Jakobsen have been pledged to secure a line of credit extended by a commercial bank.

(7)
Includes 67,967 shares underlying stock options that are currently exercisable or exercisable within 60 days.

(8)
Includes 5,122 shares underlying stock options that are currently exercisable or exercisable within 60 days.

(9)
Includes 64,542 shares underlying stock options that are currently exercisable or exercisable within 60 days and 55.925 shares held indirectly through the Mead Johnson & Company Retirement Savings Plan.

(10)
Includes 40,829 shares underlying stock options that are currently exercisable or exercisable within 60 days.

(11)
These shares are held by a personal holding company owned by the director.

(12)
Includes 91,937 shares contributed by Mr. Cornelius to grantor retained annuity trusts.

(13)
Includes 12,950 shares held indirectly through Sigal Family Investments, LLC, a family investment limited liability company of which Dr. Sigal is the sole manager.

(14)
Includes 479,520 shares underlying stock options currently exercisable or exercisable within 60 days and 55.925 shares held indirectly through the Mead Johnson & Company Retirement Savings Plan.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, we believe that all persons filed the reports required by Section 16(a) of the Exchange Act on a timely basis during or with respect to 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

            The Board must approve any transactions involving the Company in which any of our directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members has a direct or indirect material interest and where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. In doing so, the Board takes into account, among other factors it deems appropriate:

  •
  The related person's interest in the transaction;

  •
  The approximate dollar value of the amount involved in the transaction;

  •
  The approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  Whether the transaction was undertaken in the ordinary course of our business;

  •
  Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  The purpose of, and the potential benefits to us of, the transaction; and

  •
  Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

            FMR LLC ("Fidelity") filed an amended Schedule 13G in February 2016, indicating that it holds over 5% of the Company's common stock. As a result, Fidelity is currently considered a "related person" as outlined above. Certain affiliates of Fidelity provide services to the Company in connection with the administration of our pension plan and 401(k) plans. The Company paid such entities approximately $525,900 to administer our pension plan in fiscal year 2015 and approximately $87,970 to administer our 401(k) plans in fiscal year 2015. Services with Fidelity were negotiated at arm's length and comparable amounts are expected to be paid to Fidelity in 2016.

EXECUTIVE COMPENSATION

Compensation and Management Development Committee Report

            The Compensation and Management Development Committee has reviewed and discussed with management the disclosures contained in the section entitled "Compensation Discussion and Analysis" of this Proxy Statement. Based upon this review and discussion, the Compensation and Management Development Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Members of the Compensation and Management Development Committee,
Steven M. Altschuler, Chairman Howard B. Bernick Anna C. Catalano Robert S. Singer

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

            This Compensation Discussion and Analysis ("CD&A") describes our executive compensation program design and how our program operated in 2015 with respect to our principal executive officer, our principal financial officer(s) and our three other most highly compensated executive officers (collectively our "Named Executive Officers"). The CD&A first describes our executive compensation philosophy and then details the process by which our Compensation and Management Development Committee (the "CMDC") established compensation for our Named Executive Officers for 2015. We discuss performance during 2015, as well as the principal components of each Named Executive Officer's respective 2015 compensation and other benefits. Finally, we describe several of our key corporate governance policies covering executive compensation. For 2015, our Named Executive Officers were:

  •
  Peter Kasper Jakobsen—our President and Chief Executive Officer ("CEO");

  •
  Michel Cup—our Executive Vice President and Chief Financial Officer;*

  •
  Charles M. Urbain—our Executive Vice President and Chief Operating Officer (our former Interim Chief Financial Officer);*

  •
  Peter G. Leemputte—our former Executive Vice President and Chief Financial Officer;*

  •
  Patrick M. Sheller—our Senior Vice President, General Counsel and Secretary;

  •
  James Jeffrey Jobe—our Senior Vice President, Technical Operations; and

  •
  Graciela Monteagudo—our Senior Vice President and President, Americas and Global Marketing.

*
On March 13, 2015, Mr. Urbain was appointed Interim Chief Financial Officer following Mr. Leemputte's decision to leave the Company. Effective September 1, 2015, Mr. Cup was appointed as our Chief Financial Officer and Mr. Urbain was appointed as our Chief Operating Officer.

Executive Summary

  •
  The foundation of our executive compensation program is a philosophy that focuses on pay-for-performance, stockholder value creation and competitive pay. Our executive compensation program is highly performance oriented and is designed to establish competitive pay levels and recognize Company and individual performance.

  •
  Approximately 80% of total compensation is structured in the form of variable or "at risk" compensation. As such, our executives have a significant portion of their potential compensation based primarily on the annual and long-term financial success of our Company and the creation of a sustainable return for our stockholders.

  •
  In 2015, the Company's performance fell short of target levels for certain of its key corporate performance goals. Consequently, the Company's cash incentive awards were substantially below prior year payouts. Additionally, the Company did not pay out performance share awards based on 2015 performance because corporate performance goals were not achieved.

  •
  The fact that cash incentive awards were adversely impacted and performance share awards were not paid underscores the Company's philosophy that a significant amount of executive compensation should remain "at risk" and directly tied to the realization of stockholder value.

Executive Compensation Philosophy

            We base our executive compensation philosophy on three core elements: (1) pay for performance, (2) stockholder value creation and (3) competitive pay. Each of these elements is further described below.

Pay for Performance

            We structure our executive compensation program to align the interests of our senior executives with the interests of our stockholders. We believe that an executive's compensation should be tied directly to helping us achieve our mission, execute our strategy and deliver value to our stockholders. We also believe that a significant amount of compensation should be variable and earned over the long-term. Therefore, a significant part of each executive's pay depends on both Company performance and individual performance measured against financial and operational objectives. We believe this approach serves to focus the efforts of our executives on the attainment of sustained growth and profitability.

            As Company or individual performance fluctuates above or below targeted levels, our executives' pay will fluctuate above or below our pay objective. This compensation strategy helps ensure that the Company remains focused on annual operating excellence while simultaneously emphasizing sustainable long-term enterprise value.

Stockholder Value Creation

            Our compensation plans are designed to motivate executives to increase the value we deliver to our stockholders. While managing risk, we believe that investing for the growth and profitability of our brands and business is critical to the long-term success of our Company. As such, a substantial portion of executive compensation is delivered in the form of equity awards, the value of which parallels value delivered to our stockholders.

Competitive Pay

            We believe that a competitive executive compensation program is an important tool to help attract and retain talented leaders. By providing compensation that is competitive with our peer companies, we retain the talent we need and enhance our ability to recruit new talent as we continue to build and lead our business over the long term. Our executive compensation program is designed to pay executives equitably relative to one another based on the work they do, the capabilities and experience they possess and the performance they demonstrate. In addition, our executive compensation program is designed to promote a nondiscriminatory work environment that enables us to leverage the diversity of thought that comes with a diverse global workforce, to motivate executives to deliver high performance with integrity, and to continue to focus on good corporate governance by implementing compensation best practices and corporate policies.

Compensation Practices

            Below we summarize both executive compensation practices that we have implemented to drive performance and executive compensation practices that we avoid because we do not believe they serve the long-term interests of our stockholders.

2015 Stockholder Advisory Vote on Executive Compensation

            The CMDC reviewed the results of the 2015 stockholder advisory vote on our executive compensation and believes that having 93.8% of the votes cast for approval of our executive compensation confirms that the actions and policy decisions reflected in last year's proxy statement were appropriate. After considering this approval, the CMDC concluded that no additional actions should be taken beyond those that were part of the normal recurring activity described in this CD&A.

Executive Compensation Program Design

Role of the CMDC

            The CMDC is responsible for reviewing the executive compensation strategy and philosophy for our organization. The CMDC reviews and approves individual compensation packages for our most senior executives. The CMDC reviewed and approved both the Named Executive Officers' 2015 annual incentive award corporate performance goals and payouts (as described under "Annual Incentive Awards," below) as well as their 2015 long-term incentive award goals and payouts (as described under "Long-Term Incentive Awards," below). In the case of compensation for individuals below our most senior executives, the CMDC delegated authority to members of management to make determinations in accordance with guidelines established by the CMDC.

Interaction between the CMDC and Our Executive Officers

            Our Chief Executive Officer and Chief Financial Officer recommend to the CMDC the performance targets to be used for our annual and long-term incentive awards, subject to CMDC review and approval. In addition, the senior executive officer responsible for human resources works with the CMDC, its independent compensation consultant and senior management to: (i) provide the CMDC with the appropriate information to make its decisions; (ii) propose recommendations for CMDC consideration and action; and (iii) communicate CMDC decisions to senior management for implementation. When determining compensation for the Named Executive Officers (other than the Chief Executive Officer), the CMDC considered individual performance as assessed by the Chief Executive Officer. The performance of the Chief Executive Officer was assessed directly by the Board in executive session with no members of management present.

Role of the Independent Compensation Consultant

            The CMDC retains Aon Hewitt as its independent compensation consultant, reporting directly to the CMDC. See "Compensation Governance and Oversight—Independent Compensation Consultant," below, for a discussion of Aon Hewitt's independence. The CMDC instructs Aon Hewitt to give it advice, independent of management, and to provide such advice for the benefit of the Company and its stockholders. In 2015, Aon Hewitt specifically assisted the CMDC by:

  •
  Participating in the design and development of our 2015 executive compensation program;

  •
  Providing competitive compensation benchmarking and market data analysis, identifying the public companies comprising our peer group, and recommending updates and revisions to our executive compensation and benefit plans;

  •
  Assessing the alignment of our executive compensation program with the interests of our stockholders and our pay-for-performance philosophy; and

  •
  Providing compensation recommendations for our Named Executive Officers.

Competitive Benchmarking

            For 2015, our executive compensation program sought to provide target total compensation between the 50th and 75th percentile (i.e. the "leading median") of a designated peer group of multinational companies when targeted levels of performance were achieved. We believe it is critical to pay executives at a competitive level relative to our peer group in order to attract and retain the talent we need to deliver high performance. We review competitive pay levels to maintain our executive compensation program guidelines on an annual basis (i.e. our salary structure, our annual target bonus levels and our long-term incentive award guidelines). We also use competitive size-adjusted pay levels to help determine individual pay decisions.

            Based on Aon Hewitt's analysis and recommendation, the CMDC used the following peer group of companies for competitive benchmarking of our 2015 executive compensation program:

Boston Scientific Corporation	Hanesbrands Inc.	Keurig Green Mountain, Inc.
Campbell Soup Company	Hasbro Inc.	Mattel Inc.
Church & Dwight Co., Inc.	Herbalife Ltd.	McCormick & Company, Incorporated
The Clorox Company	The Hershey Company	Molson Coors Brewing Company
Colgate-Palmolive Company	Ingredion Incorporated	Perrigo Company plc
Energizer Holdings, Inc. (Edgewell Personal Care Company)	International Flavors & Fragrances Inc.	The Sherwin-Williams Company
The Estée Lauder Companies Inc.	The J.M. Smucker Company	TreeHouse Foods, Inc.
Hain Celestial Group Inc.	Kellogg Company	Tupperware Brands Corporation

            We believe this peer group of 24 companies was appropriate given the nature of the consumer products industry. The companies were chosen for a variety of reasons, including: comparability in size in terms of revenue and market capitalization; global business footprint; and strategic characteristics specific to the food and beverage and consumer products industries. We also considered whether a peer group company competed directly with us for executive talent. We annually review the composition of our peer group and make changes when appropriate. As a result of the 2015 analysis, we removed both Allergan, Inc. (following its 2015 acquisition) and Hillshire Brands Company (following its 2014 acquisition). These companies were replaced with Boston Scientific Corporation and Keurig Green Mountain, Inc., each of which reflects the criteria stated above.

Principal Components of Our 2015 Executive Compensation Program

            There are three principal components to our executive compensation program: base salary, annual incentive awards and long-term incentive awards. The following charts show our target mix of these three compensation components for (i) our CEO and (ii) our other Named Executive Officers, on an aggregate basis:

Target Compensation Mix

CEO Target Compensation	All Other Named Executive Officers

            We believe that our target mix supports our executive compensation philosophy by emphasizing incentive compensation to ensure that a sufficient portion of annual payouts remain "at risk" and tied to performance goals. Our CEO has a higher percentage of "at risk" compensation than our other named executive officers because the CMDC believes that the CEO, the individual with the greatest overall responsibility for Company performance and most direct impact on overall corporate results, should have both a larger incentive opportunity and a correlating higher percentage of total compensation "at risk."

Determining the Individual Compensation of Named Executive Officers for 2015

            All elements of executive compensation are reviewed both separately and in the aggregate to ensure that the amount and types of compensation are appropriately competitive and that the program design encourages the creation of long-term stockholder value. The CMDC sets individual compensation levels after considering (1) Company performance measured against annual corporate performance goals and (2) individual performance, unique qualifications and experience. As the Company entered a period of slower growth rates than we have experienced in the past years, the CMDC also considered whether base pay and incentive awards provide sufficient retention incentives for individual executives.

2015 Corporate Performance Goals

            In establishing annual corporate performance goals, the CMDC strives to ensure that targets are sufficiently ambitious to create maximum stockholder value, while also offering an opportunity to provide meaningful payouts to our executives. In 2015, the CMDC used the following measures with relative weightings to determine the level of achievement of various awards.

Performance Measure	Definition	Rationale/Linkage to Stockholder Value	Weighting	2015 Target
2015 Net Sales Goal	Company performance measured against targeted net sales in constant currency, excluding the impact of specified items*	Sales growth is a key driver of value creation	40%	$4,547 million

2015 EBIT Goal	Company performance measured against targeted earnings before interest and taxes (EBIT), excluding the impact of specified items*	The EBIT goal ensures that operating performance and cost management are given significant attention in incentive compensation (versus EPS alone)	25%	$1,115 million

2015 EPS Goal	Company performance measured against targeted diluted earnings per share, as adjusted for specified items*	EPS is the broadest measure that captures key factor driving profitability: operating performance, capital structure (debt) and taxes	25%	$3.96

2015 Working Capital Goal	Company performance measured against targeted working capital (inventories, trade accounts receivable, and accounts payable) expressed as a percentage of net sales in constant currency, excluding the impact of specified items*	The Working Capital goal focuses the organization on all drivers of cash flow	10%	9.5%

*
As defined in our Annual Report on Form 10-K for fiscal year 2015.

Individual Performance

            All of our employees, including our Named Executive Officers, participate in the Company's performance management process. The performance management process measures individual performance over the course of the previous year against pre-set performance / achievement metrics. Individual performance factors and other achievements are taken into account by the CMDC when determining annual incentive payments and long-term incentive award levels for each Named Executive Officer.

2015 Executive Pay Decisions

            Set forth below is a description of the specific pay decisions that were made in 2015 with respect to our Named Executive Officers.

Base Salaries

            Base salaries for our Named Executive Officers are reviewed annually. Base salaries are targeted at the 50th percentile of our compensation peer group as an initial benchmark. Specific salary levels are based on factors such as individual performance, unique qualifications and experience. When awarded, salary increases are based on individual performance, individual salary position relative to market data, and our overall salary increase budget in a given year. Management reviews results of surveys that forecast what other companies' salary increase budgets will be and sets the annual salary increase budgets based upon such forecasts, along with consideration of business performance and economic conditions. In addition, salary adjustments may be granted based on significant job changes, sustained performance in a role and/or the determination that an executive's base salary is below the benchmark based on the peer group analysis.

            Based on these considerations, the 2015 base salaries for Messrs. Jakobsen and Leemputte were not adjusted above prior year levels. Base salary for Mr. Urbain was adjusted as of March 2015 with his annual salary review process, and again in September 2015 in connection with his promotion to Chief Operating Officer. Base salary for Mr. Jobe was adjusted as of March 2015 with his annual salary review process. Base salary for Ms. Monteagudo was adjusted as of March 2015 in connection with her annual salary review process, and again in

June 2015 in recognition of her promotion to Senior Vice President and President, Americas and Global Marketing. The base salaries for the Named Executive Officers for 2015 were as follows:

Name	December 31, 2014 Base Salary	2015 Percentage Increase in Base Salary	December 31, 2015 Base Salary
Peter Kasper Jakobsen	$1,000,000	—	$1,000,000
Michel Cup	n/a	n/a	$700,000
Charles M. Urbain	$551,000	8.89%	$600,000
Peter G. Leemputte	$607,000	—	n/a
Patrick M. Sheller	n/a	n/a	$500,000
James Jeffrey Jobe	$450,000	3.33%	$465,000
Graciela Monteagudo	$450,000	13.33%	$510,000

Annual Incentive Awards

            Our annual incentive awards are cash awards designed to reward executives for achieving corporate goals, regional market goals (as applicable) and individual performance goals. Annual incentive awards are made to our executives under the Senior Executive Performance Incentive Plan (the "Executive Performance Incentive Plan") and are targeted at the median of the compensation peer group. Each executive's target annual incentive award is a percentage of the executive's base salary as determined by job level and benchmarking data.

            For 2015, each Named Executive Officer's annual incentive award was subject, in part, to the 2015 Corporate Performance Goals described on page 29. For Messrs. Jakobsen, Cup, Urbain, Leemputte, Sheller and Jobe, the corporate portion of the 2015 incentive awards based on corporate and / or market goals was weighted 100% on these 2015 Corporate Performance Goals. For Ms. Monteagudo, the portion of the 2015 incentive awards based on corporate and / or market goals was weighted 40% on the 2015 Corporate Performance Goals and 60% on goals and objectives related to the performance of the Company's North America region.

            The 2015 Corporate Performance Goals and comparative Company performance with respect to each such performance goal were as follows:

Corporate Performance Goals	Weighting	Target	Actual	Achievement
2015 Net Sales Goal	40%	$4,547 million	$4,071 million	89.5%
2015 EBIT Goal	25%	$1,115 million	$981 million	88.0%
2015 EPS Goal	25%	$3.96	$3.44	86.9%
2015 Working Capital Goal	10%	9.5%	9.2%	103.3%

Total	100%

            As in previous years, the CMDC applied a threshold for payout under the corporate performance goal portion of the plan of 40% of the weighted average performance across the four goals shown above. Due to the fact that the Company's performance against the four goals was below threshold on a weighted average basis, the payout threshold under this portion of the plan was not met.

            Separately, the CMDC considered a number of factors in evaluating individual performance, including specific individual achievements, execution of objectives under the Company's Fuel for Growth program which was publicly announced in July 2015 and the Company's actual performance against corporate goals. The specific activities considered by the CMDC were: (1) for Mr. Jakobsen, his response to a revised near term business performance outlook and his subsequent development, communication and execution of a shareholder value creation strategy, including funding key Company growth projects via reductions in operating expenses, productivity improvements and enhancements made to the Company's capital structure; (2) for Mr. Cup, his leadership of the Company's accelerated share repurchase program and related financing transactions; and (3) for Messrs. Urbain, Sheller and Jobe, their critical roles in the execution of the Fuel for Growth program and financing transactions alongside the strong leadership of their respective functional organizations. After considering these factors, the CMDC approved individual performance incentive awards under the plan for Messrs. Jakobsen, Cup, Urbain, Sheller and Jobe at ranges substantially below their respective target award levels. The portion of Ms. Monteagudo's incentive award that was based on the 2015 Corporate Performance Goals yielded no payout; however, the CMDC approved an award at slightly above target with regard to the portion of Ms. Monteagudo's incentive award that was based on regional performance. These payout amounts are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below.

Long-Term Incentive Awards

            Long-term incentive awards are made to our executives under our stockholder-approved Long Term Incentive Plan (f/k/a the 2009 Senior Executive Performance Incentive Plan) (the "LTIP"). Our 2015 long-term incentive awards are equity-based awards designed to tie executive interests to the interests of stockholders. The ultimate value of long-term incentive awards is determined by stock price, which provides a direct link to the creation of stockholder value. In addition, our long-term incentive award program is designed to reward individual performance, as the amount of long-term incentive awards granted can vary based on the CMDC's assessments of individual performance and future potential. We use three long-term incentive award vehicles, each of which serves a different purpose.

  •
  Performance share awards to reward the achievement of financial objectives which align with our global growth strategy;

  •
  Stock option awards to reward the creation of stockholder value and growth; and

  •
  Restricted stock unit awards to enhance the retention component of our program.

            We typically make grants of long-term incentive awards in late February or early March of each year, following the release of the prior year's financial results. We believe that consistent timing of equity award grants reflects good corporate governance that reduces the risk in selecting a grant date with a preferential stock price. For additional details regarding our policy for granting long-term incentive awards, see "Compensation Governance and Oversight—Equity Grant Practices."

            The following chart shows the 2015 mix of the long-term incentive awards for each of the Named Executive Officers:

Mix of Long-Term Incentive Awards

            We believe that the mix of long-term incentive awards shown above provides an appropriate balance between linking the compensation of our executives directly to the creation of growth in stockholder value and enhancing the retention aspect of our executive compensation program.

            The target number of performance shares, stock options, and restricted stock units granted to each executive is determined based on a review of competitive market data, a subjective assessment of individual performance and future performance expectations. For 2015, the long-term incentive target values for our Named Executive Officers generally reflected the 75th percentile of our peer group for this pay component. These target values are reviewed and approved annually. Once the target value of the annual long-term incentive award is determined, the number of performance shares, stock options and restricted stock units is calculated based on the mix of long-term incentive awards approved by the CMDC (illustrated above) and the closing stock price on the date of grant.

Annual Performance Share Awards

            In 2015, 40% of each Named Executive Officer's and other senior executives' annual long-term incentive awards were granted in the form of performance share awards. Each executive's performance share award is denominated as a target number of performance shares (the "Executive's Target Shares") for a three-year performance cycle (a "Performance Cycle"). Each Performance Cycle is comprised of three discrete annual performance periods (each, a "Performance Period"). One-third of an Executive's Target Shares is targeted to be earned during each Performance Period in the Performance Cycle.

            Corporate financial goals applicable to a Performance Period must be achieved if the executive is to earn the portion of the Executive's Target Shares applicable to that Performance Period. Unlike the annual incentive awards, payment of the performance shares is not subject to an individual performance component. After the completion of each Performance Period, the CMDC certifies the corporate financial performance results and calculates the number of shares earned by each executive with regard to such Performance Period. At approximately the same time, the CMDC establishes new corporate financial goals for the next Performance Period in the Performance Cycle. Share amounts that are earned for a completed Performance Period are fixed for the remaining duration of the Performance Cycle but are not distributed until the end of the Performance Cycle, at which time all of the shares earned by an executive for the Performance Cycle vest and are paid out to the executive.

            The financial goals applicable to the 2015 Performance Period are identical to the 2015 Corporate Performance Goals. However, any three-year Performance Cycle that includes the 2015 Performance Period (i.e. the 2013 - 2015 Performance Cycle, the 2014 - 2016 Performance Cycle and the 2015 - 2017 Performance Cycle) recognizes three distinct years of performance factors to create a unique, multi-year performance target. Because the ultimate payout applicable to any three-year Performance Cycle is determined by a composite of distinct annual Performance Periods, the CMDC believes that three-year Performance Cycles reflect long term performance results.

Performance Results Under Our Outstanding Performance Share Awards

            The following table illustrates our performance share awards for each of the 2013-2015, 2014-2016 and 2015-2017 Performance Cycles. The 2013 and 2014 Performance Periods were previously completed and awards for these periods are fixed.

            For the 2013 performance period, 25% of the target award was based on our performance against target earnings before interest, taxes, depreciation and amortization, excluding the impact of specified items (the "2013 EBITDA Goal"). The change from EBITDA to EBIT as a performance measure in 2014 was made to facilitate the uniform application of corporate performance goals to the respective geographic markets, where EBIT is our primary measure of operating performance.

2013 - 2015 Performance Share Award Results

            As noted above, each long-term Performance Cycle is comprised of three discrete annual Performance Periods. We believe that maintaining discrete, annual Performance Periods for our performance share awards allows us to set more ambitious objectives than would be considered for a single three-year performance period. This approach allows us to focus on attainment of specific annual objectives while maintaining alignment with long-term strategic objectives. Furthermore, our use of four different performance measures for each annual Performance Period provides a multi-dimensional view of performance, often with varying levels of achievement and resulting payouts.

            As described in the chart below, achievement against the Company's 2015 Corporate Performance Goals fell below levels that would result in a payout of performance shares for the 2015 Performance Period. As a result, no performance shares were earned for the 2015 performance period. The following displays the level of achievement for the 2013 - 2015 Performance Share Awards, representing a blend of each of the 2013, 2014 and 2015 performance periods.

Year	Measure	Weighting	Target	Actual	Achievement	% Payout
2013	Net Sales	40%	$4,147 million	$4,197 million	101.2%	113.5%
	EBITDA	25%	$1,060 million	$1,054 million	99.4%	98.0%
	EPS	25%	$3.32	$3.38	101.8%	117.5%
	Working Capital	10%	9.5%	7.4%	122.1%	200.0%
	Total	100%		Weighted Average:		119.3%
2014	Net Sales	40%	$4,377 million	$4,489 million	102.6%	126.1%
	EBIT	25%	$1,033 million	$1,027 million	99.4%	95.3%
	EPS	25%	$3.60	$3.65	101.4%	115.0%
	Working Capital	10%	9.0%	8.8%	102.2%	103.0%
	Total	100%		Weighted Average:		113.3%
2015	2015 Net Sales Goal	40%	$4,547 million	$4,071 million	89.5%	—%
	2015 EBIT Goal	25%	$1,115 million	$981 million	88.0%	—%
	2015 EPS Goal	25%	$3.96	$3.44	86.9%	—%
	2015 Working Capital Goal	10%	9.5%	9.2%	103.3%	110.0%
	Total	100%		Weighted Average:		11.0%

Annual Stock Option Awards

            Stock options provide for the right of an executive to purchase shares of Company stock in the future based on a fixed price established on the date of grant. As such, we believe stock options are inherently performance-based as the option has value to the executive only in the case that the stock price increases over time. If the stock price does not increase above the grant price, the executive will realize no value from the award. More details on the practices of granting stock options can be found below under "Compensation Governance and Oversight—Equity Grant Practices."

            In 2015, 40% of each Named Executive Officer's and other senior executives' annual long-term incentive awards were granted in the form of stock options. The annual stock option awards granted in 2015 will vest 33.3% each year on the first, second and third anniversaries of the grant date.

Annual Restricted Stock Unit Awards

            Restricted stock units generally provide for the right of an executive to receive shares of Company stock upon the attainment of continuous employment through the vesting schedule. If the executive does not meet the employment conditions specified in the award agreement, the executive will forfeit the award.

            In 2015, 20% of each Named Executive Officer's and other senior executives' annual long-term incentive awards were granted in the form of restricted stock units. Restricted stock units are awarded not only to help support the creation of stockholder value but also to enhance the retention of our executives. Generally, annual awards granted to our Named Executive Officers vest in full on the fourth anniversary of the grant date.

            The CMDC periodically grants additional "off-cycle" awards to key employees, including Named Executive Officers, in connection with recruitment, promotions, succession planning, significant accomplishments or achievements, or focused retention efforts.

Individual Compensation Arrangements

            Generally, we have no employment contracts with our executives, unless required by local law or practice.

            Mr. Sheller, our Senior Vice President, General Counsel and Secretary, commenced employment in January 2015. As part of his recruitment, the CMDC approved a 2015 compensation package for Mr. Sheller that included base salary of $500,000, an annual incentive opportunity targeted at 65% of his base salary and an annual long term incentive award valued at $800,000 to be delivered in the form of performance shares, stock options and restricted stock units. As part of his recruitment package, the CMDC also granted Mr. Sheller an award of 2,953 restricted stock units and 7,537 stock options, with grant date values of $294,148 and $158,428, respectively, and a transition cash payment of $265,000 in lieu of the annual incentive opportunity forfeited when Mr. Sheller left his prior employer.

            Mr. Cup, our Executive Vice President and Chief Financial Officer, commenced employment in September 2015. As part of his recruitment, the CMDC approved a 2015 compensation package for Mr. Cup that included base salary of $700,000, an annual incentive opportunity targeted at 85% of his base salary and an annual long term incentive award valued at $1,858,000 to be delivered in the form of performance shares, stock options and restricted stock units. As part of his recruitment package, the CMDC also granted Mr. Cup an award of 9,284 restricted stock units and 23,696 stock options, with grant date values of $705,955 and $329,374, respectively, and a transition cash payment of $650,000 subject to repayment if Mr. Cup voluntarily resigns or is terminated for cause within his first 24 months of employment.

            Mr. Leemputte served as our Chief Financial Officer until March 13, 2015 and separated from service with the Company effective as of May 31, 2015. The details of Mr. Leemputte's separation compensation are described under "—Potential Payments Upon Termination or Change in Control" below.

Other Elements of 2015 Compensation

            In addition to the components set forth above, our senior executives, including each of the Named Executive Officers, are entitled to participate in qualified and non-qualified retirement and savings plans, severance and change in control severance plans, other general employee benefits and limited perquisite opportunities.

Post-Employment Benefits

            We offer certain plans that provide compensation and benefits to employees, including the Named Executive Officers, upon their retirement or if their employment is otherwise terminated. These plans are periodically reviewed by the CMDC to ensure that they are consistent with current competitive practice. The plans offered are common within our peer group and enhance our ability to attract and retain key talent.

Retirement Benefits

            Qualified and Non-Qualified Retirement Plans:    During 2015, certain of the Named Executive Officers participated in our defined benefit plans for U.S. employees, which provide income for employees following retirement. These plans were closed to new participants in 2009 and participants do not accrue additional service credits under the defined benefit formulas. The Retirement Income Plan is a tax-qualified plan, as defined under Internal Revenue Service ("IRS") regulations, and the Benefit Equalization Plan—Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the pay limits for tax-qualified plans. The Summary Compensation Table reflects any increase in 2015 in the actuarial value of these benefits under each of these plans. Accrued benefits for participating Named Executive Officers, determined as of December 31, 2015, are provided in the Pension Benefits Table.

            Qualified and Non-Qualified Savings Plans:    During 2015, certain of the Named Executive Officers participated in our savings plans for U.S. employees, which allow employees to defer a portion of their base salary and bonus and to receive matching contributions from us to supplement their income in retirement. The Retirement Savings Plan is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and bonus and to receive matching contributions from us in excess of the contributions allowed under the Retirement Savings Plan. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All of our U.S. employees are eligible to participate in the qualified plan, and employees whose pay or benefits exceeds the IRS qualified plan limits are eligible for the non-qualified plan. The Summary Compensation Table reflects our contributions to these plans during 2015. The Non-Qualified Deferred Compensation table provides more detail on the Benefits Equalization Plan—Savings Plan.

Severance Benefits

            Severance Plan:    The Second Amended and Restated Mead Johnson & Company, LLC Senior Executive Severance Plan (the "Executive Severance Plan") provides the basis for establishing a competitive level of severance protection for certain senior executives to help us attract and retain key talent necessary to run our Company. Severance payments are based on the executive's position in the Company and may be adjusted as determined by the CMDC in certain situations. Treatment of outstanding equity awards in the event of a qualifying termination are governed by the terms of the applicable equity award agreement. Both the key terms of the Executive Severance Plan and the value of severance benefits to be paid to our Named Executive Officers under the Executive Severance Plan (assuming an effective termination date of December 31, 2015) are described below under "—Potential Payments Upon Termination or Change in Control."

            Change in Control Severance Plan:    The Third Amended and Restated Mead Johnson & Company, LLC Executive Change in Control Severance Plan (the "Executive Change in Control Plan") enables management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of our Company. The plan contains a "double-trigger," which means that benefits are only triggered upon a covered executive's involuntary termination of employment with us other than for cause or by the covered executive's termination of employment for good reason, in either case during the two-year period following the date of a change in control. Severance payments are based on the executive's position in the Company. Treatment of outstanding equity awards in the event of a qualifying termination upon a change in control are governed by the terms of the applicable equity award agreement. The plan does not provide excise tax gross-ups. Both the key terms of the Executive Change in Control Plan and the value of severance benefits to be paid to our Named Executive Officers under the Executive Change in Control Plan (assuming an effective termination date of December 31, 2015) are described below under "—Potential Payments Upon Termination or Change in Control."

General Employee Benefits

            We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. The Named Executive Officers are eligible to participate in the same welfare benefit plans as our other employees and are covered by the same vacation, leave of absence and similar policies.

Limited Perquisites

            We maintain an expatriate program that provides certain benefits to our employees who accept expatriate assignments. Our executive officers, including the Named Executive Officers, are entitled to the same benefits under the Company's expatriate program as other Company employees. Under the Company's expatriate program, such benefits include providing gross-ups on taxable foreign assignment assistance and making tax equalization payments on behalf of (or to) expatriate employees who, as a result of their expatriate assignment, incur tax liabilities in excess of what they would have incurred had they not accepted the expatriate assignment. In 2015, Mr. Urbain incurred excess tax liabilities in the amount of $273,223 related to income earned during his prior expatriate assignment in Thailand (the "Urbain Expatriate Assignment"). Under our expatriate program, the Company paid such excess tax liabilities, as reported for Mr. Urbain, below, in the "All Other Compensation" column of the Summary Compensation Table. In future years, the Company may pay additional excess tax liabilities for Mr. Urbain under this program based on potential additional foreign tax liability on certain other income earned by Mr. Urbain during the Urbain Expatriate Assignment. The Company will, to the extent possible, claim any foreign tax credit refunds available during future years based on income earned by Mr. Urbain during the Urbain Expatriate

Assignment. Foreign tax credit refunds have been applied and will be applied (during future years) to offset any excess tax liabilities to the Company.

Tax Implications of Executive Compensation Program

            It is our intention that amounts payable under the Executive Performance Incentive Plan, gains from stock option awards and long-term performance share awards will be fully deductible "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, in order to maintain a market competitive executive compensation program, we reserve the right to make awards that are not treated as "performance-based" compensation under Section 162(m) of the Code and, as such, may not be fully deductible under Section 162(m). More specifically, compensation attributable to the vesting of restricted stock unit awards is not "performance-based" under Section 162(m) of the Code.

Compensation Governance and Oversight

Risk Considerations

            The CMDC considers, in establishing and reviewing our compensation program, whether the program or any of its features could encourage unnecessary or excessive risk taking. The factors considered by the CMDC include:

  •
  the general design philosophy of our compensation policies and practices, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

  •
  our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

  •
  how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short term and the long term;

  •
  our policies regarding adjustments to our compensation plans and practices to address changes in our risk profile; and

  •
  whether any material adjustments need to be made to our compensation policies and practices as a result of any changes in our risk profile.

            The CMDC reviews management's assessment of the risks associated with the Company's compensation practices and policies for employees, including a consideration of the balance between risk-taking and risk-mitigating factors. The CMDC believes that the Company has mitigated unnecessary risk considering both the design of the compensation plans and the controls placed upon them because (i) payments under all of our management compensation plans are capped, (ii) the multiple performance goals relate directly to the business plan approved by the Board and (iii) there is an appropriate balance between our annual operating achievements and longer-term value creation, with a particular emphasis on longer-term value creation. Following a review of this assessment, the CMDC determined that any risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This evaluation is completed annually by the CMDC.

Stock Ownership and Retention Guidelines for Executive Officers

            To further promote sustained stockholder return and to ensure the Company's executives remain focused on both short- and long-term objectives, the Company has established stock ownership and retention guidelines for our executive officers. Our guidelines require that our CEO hold shares of our common stock with a value of five times his base salary and that other senior executives, including each of our Named Executive Officers, hold shares of our common stock with a value of three times their base salary. Until these stock ownership retention amounts are attained, the executive should not sell any shares acquired following any option exercises or vesting of stock awards (except to satisfy tax withholding requirements).

            Executive officers are required to accumulate and hold the minimum number of shares to meet their respective stock ownership level within five years of assuming their position. For purposes of this requirement,

"shares" include shares of our common stock that are owned by the executive officer, unvested time-based RSUs, performance shares earned for the annual performance periods of our open performance cycles, and the value of shares held in the company 401(k) savings plan. The CMDC reviews the stock ownership and retention levels of our executive officers on an annual basis, and in February 2016, determined that, all of our executive officers, including the Named Executive Officers, were found to have either satisfied these requirements or were on track to satisfy these requirements ahead of their allowed time frame.

Equity Grant Practices

            The following describes our practices regarding equity grants to our employees.

Approval of Awards

            Awards granted to our Chief Executive Officer, executive officers and other senior executives and employees are approved by the CMDC. The CMDC has provided a limited delegation of authority to the Chief Executive Officer and the senior executive officer responsible for human resources to make grants of equity to employees who are not executive officers at times other than the annual grant within certain limits. These grants are used primarily in the case of new hires or promotions.

Grant Effective Date—Annual Awards and All Other Awards

            For regularly scheduled annual awards, the grant effective date is the date on which the CMDC meets to grant annual awards. For awards granted to current employees at any other time during the year, the grant effective date is generally the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date. For awards granted to new hires, the grant effective date is the first business day of the month following the employee's hire date, except that if the employee's hire date falls on the first business day of a given month, the grant effective date is the employee's hire date. In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price and Fair Market Value

            The stock option exercise price of all stock option awards is the fair market value of our common stock as of the date of grant, which for this purpose is the closing price of our common stock on the New York Stock Exchange on the date of grant.

Clawback Provisions

            We have a policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board, upon recommendation by the CMDC, determines that, as a result of a restatement of our financial statements or an act of malfeasance of office, an executive has received more compensation than would have been paid absent the action(s) or the incorrect financial statements, the Board, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the restatement or improper action and to prevent its recurrence. In certain cases, such action may include, to the extent permitted by applicable law: (i) requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, (ii) causing the partial or full cancellation of restricted stock units or deferred stock awards and outstanding stock options, (iii) adjusting the future compensation of such executive and (iv) dismissing or taking legal action against the executive, in each case as the Board, upon recommendation by the CMDC, determines to be in our best interests and that of our stockholders.

Independent Compensation Consultant

            The CMDC retains Aon Hewitt as its independent compensation consultant. Aon Hewitt reports directly to the CMDC, and the CMDC directly oversees the fees paid for these services provided by Aon Hewitt.

            Aon Hewitt has developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon Hewitt for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

            The CMDC has determined that the work of Aon Hewitt does not raise any conflict of interest and engaged Aon Hewitt without the recommendation of management. In making this assessment, the CMDC considered, among other factors, Aon Hewitt's provision of other services to the Company, the level of fees received by Aon Hewitt from the Company as a percentage of Aon Hewitt's total revenues, Aon Hewitt's policies and procedures designed to prevent conflicts of interest, and whether the individual Aon Hewitt advisers to the CMDC own any Company stock or have any business or personal relationships with members of the CMDC or our executive officers.

            As Aon Hewitt is a leading, global human resources consultancy, the Company also retains Aon Hewitt both in certain ongoing roles and on an as-needed basis. In 2015, Aon Hewitt attended five meetings and received $89,756 in fees for its work done on behalf of the CMDC, $13,718 in fees for its work performed on behalf of the Nominating and Governance Committee and an additional $1,350,439 for general compensation consulting, employee benefit program and actuarial services done on behalf of the Company at the request of management. The CMDC was advised in 2015 of the work that Aon Hewitt does for the Company but did not specifically approve these other services.

Summary Compensation Table—2015, 2014 and 2013

            The following table and notes present information concerning total compensation earned by each of our Named Executive Officers for service in 2015, 2014 and 2013, with the exception of Mr. Cup, Mr. Sheller and Ms. Monteagudo, whose total compensation is shown for 2015 only. Mr. Cup, Mr. Sheller and Ms. Monteagudo were first determined to be Named Executive Officers in 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(8)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(10)	All Other Compensation ($)(11)	Total ($)
Peter Kasper Jakobsen	2015	1,000,000		—		4,145,856	1,424,873	400,000	27,534	197,967	7,196,230
President and Chief Executive Officer	2014	1,000,000		—		3,445,523	1,291,803	1,035,000	1,403,529	193,303	8,369,158
	2013	893,846		—		2,718,663	966,747	981,000	—	113,345	5,673,601
Michel Cup(1)	2015	239,170	(2)	650,000	(3)	705,955	329,374	69,417	—	124,418	2,118,334
Executive Vice President and
Chief Financial Officer
Charles M. Urbain(4)	2015	574,817		—		760,145	261,238	166,299	—	362,721	2,125,220
Executive Vice President and	2014	551,000		—		758,047	284,201	480,698	776,508	327,825	3,178,279
Chief Operating Officer (Former Interim	2013	548,038		—		747,590	265,854	416,638	—	606,961	2,585,081
Chief Financial Officer)
Peter G. Leemputte(5)	2015	137,742		—		—	—	—	4,709	2,044,367	2,186,818
Former Executive Vice President and	2014	607,000		—		1,033,657	387,546	464,355	45,243	112,386	2,650,187
Chief Financial Officer	2013	603,769		—		1,087,422	386,705	557,362	—	97,932	2,733,190
Patrick M. Sheller(6)	2015	486,538		265,000	(7)	877,483	358,869	125,125	—	113,353	2,226,368
Senior Vice President, General Counsel
and Secretary
James Jeffrey Jobe	2015	461,538		—		573,631	197,120	104,934	41,446	66,395	1,445,064
Senior Vice President,	2014	407,500		—		1,080,988	184,731	315,109	757,551	85,997	2,831,876
Technical Operations	2013	377,308		—		543,748	193,352	298,587	—	69,237	1,482,232
Graciela Monteagudo	2015	488,019		—		573,631	197,120	319,825	—	86,864	1,665,459
Senior Vice President and President,
Americas and Global Marketing

(1)
Mr. Cup commenced employment with the Company as its Executive Vice President and Chief Financial Officer on September 1, 2015. Amounts paid to Mr. Cup, as reflected in this table, include payments made to Mr. Cup by the Company when Mr. Cup was located in Singapore and when he was located in the United States. All amounts paid to Mr. Cup in Singapore dollars have been converted to U.S. dollars at a weighted average exchange rate of 0.71 Singapore dollars to 1.0 U.S. dollar.

(2)
Mr. Cup's 2015 base salary was $700,000. The 2015 amount reported in the "Salary" column, above, represents Mr. Cup's annual base salary prorated for the number of months he was employed with the Company in 2015.

(3)
As part of his 2015 recruitment package, Mr. Cup received a transition cash payment of $650,000, which payment is subject to repayment if Mr. Cup voluntarily resigns or is terminated for cause within his first 24 months of employment.

(4)
Mr. Urbain served as the Company's Interim Chief Financial Officer from March 13, 2015 to September 1, 2015. Effective September 1, 2015, Mr. Urbain was appointed as our Chief Operating Officer.

(5)
Mr. Leemputte served as the Company's Chief Financial Officer until March 13, 2015 and separated from service with the Company effective as of May 31, 2015.

(6)
Mr. Sheller commenced employment with the Company as its Senior Vice President, General Counsel and Secretary in January 2015.

(7)
As part of his 2015 recruitment package, Mr. Sheller received a transition cash payment of $265,000 in lieu of the annual incentive opportunity forfeited when Mr. Sheller left his prior employer.

(8)
The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of stock options, restricted stock units and performance shares determined in accordance with FASB ASC

  Topic 718. The assumptions made in the valuation reflected in these columns are set forth in the following notes to the Company's Consolidated Financial Statements:

For Stock and Option Awards Granted in Fiscal Year	Consolidated Financial Statements	Included with Form 10-K filed:	Note
2015	December 31, 2015	February 17, 2016	7
2014	December 31, 2014	February 27, 2015	6
2013	December 31, 2013	February 18, 2014	6

  For performance share awards granted during 2015, the Company assumed that these awards would pay out at the targeted number of shares, and the grant date fair values set forth in the Stock Awards column for each Named Executive Officer reflects this assumption. Assuming maximum performance is achieved, the grant date value of the performance share awards would be as follows:

	Value of Performance Share Awards at Target	Value of Performance Share Awards Assuming Maximum Performance
Peter Kasper Jakobsen	$2,734,000	$5,468,000
Michel Cup	$—	$—
Charles M. Urbain	$501,253	$1,002,506
Peter G. Leemputte	$—	$—
Patrick M. Sheller	$384,653	$769,306
James Jeffrey Jobe	$378,288	$756,576
Graciela Monteagudo	$378,288	$756,576
(9)
These amounts were earned under the Executive Performance Incentive Plan, which is discussed in the CD&A starting on page 30.

(10)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are attributable to the aggregate change during 2015 in the actuarial present value of each Named Executive Officer's accumulated pension benefit; the present value of the accumulated pension benefits is reported below in the "Pension Benefits" table. During 2015, the actuarial present value of accumulated pension benefit increased for Messrs. Jakobsen, Leemputte, and Jobe. The actuarial present value of Mr. Urbain's pension benefits decreased due to the fact that he is eligible for unreduced benefits which lowered his present value for this year. Mr. Cup, Mr. Sheller and Ms. Monteagudo each joined the Company after the Retirement Income Plan was closed to new participants in 2009 and therefore do not participate in this pension plan.

(11)
Amounts shown in the All Other Compensation column for 2015 are comprised of the following:

	Relocation		Group Term Life Insurance Premiums	Expatriate Tax Payments		Company Contributions to Defined Contribution Plans(d)	Termination Payments		TOTAL
Peter Kasper Jakobsen	—		$1,848	—		$196,119	—		$197,967
Michel Cup	$100,813	(a)	$216	—		$23,389	—		$124,418
Charles M. Urbain	—		$1,064	$273,223	(c)	$88,434	—		$362,721
Peter G. Leemputte	—		$467	—		$36,650	$2,007,250	(e)	$2,044,367
Patrick M. Sheller	$81,817	(b)	$924	—		$30,612	—		$113,353
James Jeffrey Jobe	—		$855	—		$65,540	—		$66,395
Graciela Monteagudo	—		$902	—		$85,962	—		$86,864

  (a)
  Includes relocation expense from Singapore ($80,335) and related tax gross-up of ($4,438), payment upon transfer of unused personal leave ($10,806), and Singapore car allowance ($5,234) consistent with our local policy. Amounts paid in foreign currency have been converted at a weighted average exchange rate of 0.71 Singapore dollars to 1.0 U.S. dollar

  (b)
  Amount shown represents domestic relocation expenses ($49,417) and related tax gross-up of ($32,400).

  (c)
  Amount shown represents excess tax liabilities paid by the Company on behalf of Mr. Urbain in connection with the Urbain Expatriate Assignment. Foreign tax credit refunds, based on certain income earned by Mr. Urbain during the Urbain Expatriate Assignment, have been applied and will be applied (during future years) to offset any excess tax liabilities to the Company.

  (d)
  Includes Company contributions to the qualified and non-qualified savings plans.

  (e)
  Termination payments made to Mr. Leemputte include salary continuation payments ($177,042), cash severance ($1,795,189) and accrued but unused vacation pay ($35,019).

Grants of Plan Based Awards—2015

            The following table presents information regarding the incentive awards granted to the Named Executive Officers for 2015.

									All Other Stock Awards: Number of Shares of Stock or Units (#)
										All Other Option Awards: Number of Securities Underlying Options (#)
												Grant Date Fair Value of Stock and Option Awards ($)(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter Kasper Jakobsen	—	Annual Incentive	460,000	1,150,000	2,300,000
	2/26/2015	Perf. Shares				10,824	27,059	54,118				2,734,000
	2/26/2015	RSUs							13,530			1,411,856
	2/26/2015	Stock Options								69,068	$104.35	1,424,873
Michel Cup	—	Annual Incentive	79,333	198,333	396,666
	9/1/2015	RSUs							9,284			705,955
	9/1/2015	Stock Options								23,696	$76.04	329,374
Charles M. Urbain	—	Annual Incentive	172,778	431,946	863,892
	2/26/2015	Perf. Shares				1,985	4,961	9,922				501,253
	2/26/2015	RSUs							2,481			258,892
	2/26/2015	Stock Options								12,663	$104.35	261,238
Peter G. Leemputte	—	Annual Incentive	51,595	128,988	257,976
Patrick M. Sheller	—	Annual Incentive	130,000	325,000	650,000
	2/26/2015	Perf. Shares				1,523	3,807	7,614				384,653
	2/2/2015	RSUs							2,953			294,148
	2/26/2015	RSUs							1,904			198,682
	2/2/2015	Stock Options								7,537	$99.61	158,428
	2/26/2015	Stock Options								9,716	$104.35	200,441
James Jeffrey Jobe	—	Annual Incentive	119,925	299,813	599,626
	2/26/2015	Perf. Shares				1,498	3,744	7,488				378,288
	2/26/2015	RSUs							1,872			195,343
	2/26/2015	Stock Options								9,555	$104.35	197,120
Graciela Monteagudo	—	Annual Incentive	126,664	316,659	633,318
	2/26/2015	Perf. Shares				1,498	3,744	7,488				378,288
	2/26/2015	RSUs							1,872			195,343
	2/26/2015	Stock Options								9,555	$104.35	197,120

(1)
The threshold payout shown applies to the corporate performance portion of the annual incentive plan only. As described on page 30, individual performance awards are determined based on both corporate and individual performance and, therefore, may be payable even when threshold levels are not achieved. Maximum payout shown is 200% of the target amount.

(2)
The threshold payout shown is based on Company financial performance only. Individual performance ratings do not impact these awards, and no payout is made for performance below the threshold level. Maximum payout shown is 200% of the target amount.

(3)
The amounts shown represent the grant date fair value of the relevant award determined in accordance with FASB ASC Topic 718. For awards subject to performance-based conditions, the grant date fair values set forth above are calculated based on target achievement. For a discussion of the assumptions made in the valuations reflected in this column, see Note 7 to the Company's Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2015.

Description of Plan-Based Awards

Annual Incentive Awards

            These non-equity incentive plan awards represent annual incentive award opportunities granted to the Named Executive Officers under the Executive Performance Incentive Plan for the 12-month period from January 1, 2015 through December 31, 2015. The target levels of awards are generally set as a percentage of base salary based on grade level and targeted at the median of our peer group. These awards are cash awards designed to reward executives for achieving corporate goals, regional market goals (as applicable) and individual performance goals. Performance targets and individual performance factors are described in the CD&A under "—Annual Incentive Awards" beginning on page 30.

Performance Share Awards

            The performance share awards were granted to the Named Executive Officers under the LTIP for the Company's 2015-2017 performance cycle and represent part of the normal annual long-term incentive grants. Performance shares are earned at between zero to 200% of one-third of the target award amount based on the achievement of the performance goal(s) established for each year of the performance cycle, subject to performance criteria being met and, generally, with continued employment through the end of 2017. Payment of the performance shares is not subject to an individual performance component. Dividends or dividend equivalents are not payable on the performance shares. The performance-based conditions for the first one-third of these awards determinable for 2015 were the 2015 Net Sales Goal (40%), the 2015 EBIT Goal (25%), the 2015 EPS Goal (25%), and the 2015 Working Capital Goal (10%). Upon an executive's death or retirement more than one year after the grant date, the executive or the executive's estate will retain any shares that have become fixed for annual performance periods that have been completed and will be entitled to a proportionate number of shares that would otherwise have been accrued for the year in which their employment ended (based on actual performance). If an executive's employment is terminated for "cause" or an executive voluntarily resigns prior to the date on which the performance share awards are settled, all such performance share awards will be forfeited. If an executive's employment is terminated "without cause" or "for good reason" prior to a change in control, the executive will retain any shares that have become fixed for annual performance periods that have been completed and will be entitled to a proportionate number of the shares that would otherwise have been accrued for the year in which employment terminates (based on actual performance). If an executive's employment is terminated "without cause" or "for good reason" during the two years following a change in control, the executive is entitled to receive the actual performance share payout for any full performance year completed prior to the termination date and the target performance share payout for the year of termination and any years not yet commenced.

Restricted Stock Units ("RSUs")

            The RSUs were granted to the Named Executive Officers under the LTIP, and represent part of the normal annual long-term incentive grants and any off-cycle grants. The RSUs earn dividend equivalents in accordance with the terms of the applicable agreement. Generally, the awards granted as part of the annual long-term incentives vest in full on the fourth anniversary of the grant date. The off-cycle recruitment grant of RSUs for Mr. Sheller vests ratably on each of the first, second, third and fourth anniversaries of the grant date. The off-cycle recruitment grant of RSUs for Mr. Cup vests in full on the fourth anniversary of the date of grant.

            An executive's right to the RSUs is generally subject to continued employment by the Company and an agreement to not compete, solicit or engage in any activity that is harmful to the interests of the Company. Upon an executive's death or retirement at least one year after the grant date, the executive or the executive's estate will be entitled to a proportionate number of the total number of RSUs granted. If an executive's employment is terminated for "cause" or an executive voluntarily resigns, all unvested RSUs will be forfeited upon termination. If an executive's employment is terminated "without cause" or "for good reason" prior to a change in control, the executive will be entitled to a proportionate number of the total RSUs that would have otherwise vested for the vesting period in which the termination occurs. If an executive's employment is terminated "without cause" or "for good reason" during the two years following a change in control, all remaining restrictions will lapse and the RSUs will become fully vested.

Stock Options

            The stock options were granted to the Named Executive Officers under the LTIP, and represent part of the normal annual long-term incentive grants. Dividends or dividend equivalents are not payable on the stock options. Generally, one-third of the stock option award vests on each of the first, second and third anniversaries of the grant date. The off-cycle recruitment grant of stock options for Mr. Sheller vests ratably on each of the first, second, third and fourth anniversaries of the grant date. The off-cycle recruitment grant of stock options for Mr. Cup vests ratably on each of the first, second and third anniversaries of the grant date.

            The stock options have an exercise price equal to the closing stock price on the grant date. The stock options can be exercised once vested but before their expiration ten years following the date they were granted. The vesting of the unvested stock options will be fully accelerated upon an executive's retirement or death more than one year after the grant date and the executives will have the full term to exercise the options. If an executive's employment is terminated for "cause" or an executive voluntarily resigns, all vested and unvested options are canceled (and are no longer exercisable) upon termination. Upon an executive's termination "without cause" or "for good reason" prior to a change in control, the executive will generally be entitled to a proportionate number of the options that would have otherwise vested for the vesting period in which the termination occurs and have three months to exercise these options. If an executive's employment is terminated "without cause" or "for good reason" during the two years following a change in control, all restrictions will lapse and the options will become fully vested and the executive will have three months to exercise the options.

Outstanding Equity Awards at Fiscal Year-End—2015

			Option Awards				Stock Awards
Name	Award Type(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(15)
Peter Kasper Jakobsen	Stock Options(2)	3/11/2009	27,341	—	26.58	3/11/2019
	Stock Options(6)	2/24/2010	17,409	—	46.30	2/24/2020
	Stock Options(6)	3/2/2011	23,469	—	58.86	3/2/2021
	Stock Options(6)	3/2/2012	24,558	—	78.26	3/2/2022
	Stock Options(6)	2/27/2013	42,908	21,456	74.65	2/27/2023
	Stock Options(6)	2/28/2014	24,549	49,100	81.55	2/28/2024
	Stock Options(6)	2/26/2015	—	69,068	104.35	2/26/2025
	RSUs(8)	3/2/2012					4,811	379,828
	RSUs(8)	2/27/2013					12,608	995,402
	RSUs(8)	2/28/2014					14,427	1,139,012
	RSUs(8)	2/26/2015					13,530	1,068,194
	Perf. Shares(12)	2/27/2013					19,550	1,543,473	—	—
	Perf. Shares(13)	2/28/2014					10,897	860,318	9,618	759,341
	Perf. Shares(14)	2/26/2015					—	—	18,040	1,424,258

							75,823	5,986,227	27,658	2,183,599
Michel Cup	Stock Options(7)	9/1/2015	—	23,696	76.04	9/1/2025
	RSUs(8)	9/1/2015					9,284	732,972	—	—

							9,284	732,972	—	—
Charles M. Urbain	Stock Options(6)	3/2/2011	19,898	—	58.86	3/2/2021
	Stock Options(6)	3/2/2012	15,349	—	78.26	3/2/2022
	Stock Options(6)	2/27/2013	11,798	5,902	74.65	2/27/2023
	Stock Options(6)	2/28/2014	5,400	10,803	81.55	2/28/2024
	Stock Options(6)	2/26/2015	—	12,663	104.35	2/26/2025
	RSUs(8)	3/2/2012					3,007	237,403
	RSUs(8)	2/27/2013					3,467	273,720
	RSUs(8)	2/28/2014					3,174	250,587
	RSUs(8)	2/26/2015					2,481	195,875
	Perf. Shares(12)	2/27/2013					5,376	424,435	—	—
	Perf. Shares(13)	2/28/2014					2,398	189,322	2,116	167,058
	Perf. Shares(14)	2/26/2015					—	—	3,308	261,167

							19,903	1,571,342	5,424	428,225
Peter G. Leemputte	Perf. Shares(12)	2/27/2013					7,821	617,468	—	—
	Perf. Shares(13)	2/28/2014					3,269	258,088	—	—

							11,090	875,556	—	—
Patrick M. Sheller	Stock Options(5)	2/2/2015	—	7,537	99.61	2/2/2025
	Stock Options(6)	2/26/2015	—	9,716	104.35	2/26/2025
	RSUs(10)	2/2/2015					2,953	233,139
	RSUs(8)	2/26/2015					1,904	150,321
	Perf. Shares(14)	2/26/2015					—	—	2,538	200,375

							4,857	383,460	2,538	200,375
James Jeffrey Jobe	Stock Options(6)	2/24/2010	15,668	—	46.30	2/24/2020
	Stock Options(6)	3/2/2011	14,285	—	58.86	3/2/2021
	Stock Options(6)	3/2/2012	11,512	—	78.26	3/2/2022
	Stock Options(6)	2/27/2013	8,580	4,293	74.65	2/27/2023
	Stock Options(6)	2/28/2014	3,510	7,022	81.55	2/28/2024
	Stock Options(6)	2/26/2015	—	9,555	104.35	2/26/2025
	RSUs(8)	3/2/2012					2,255	178,032
	RSUs(8)	2/27/2013					2,522	199,112
	RSUs(8)	2/28/2014					2,063	162,874
	RSUs(11)	10/1/2014					6,160	486,332
	RSUs(8)	2/26/2015					1,872	147,794
	Perf. Shares(12)	2/27/2013					3,910	308,695	—	—
	Perf. Shares(13)	2/28/2014					1,558	123,004	1,376	108,635
	Perf. Shares(14)	2/26/2015					—	—	2,496	197,059

							20,340	1,605,843	3,872	305,694

			Option Awards				Stock Awards
Name	Award Type(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(15)
Graciela Monteagudo	Stock Options(3)	6/1/2012	8,454	—	78.15	6/1/2022
	Stock Options(4)	6/1/2012	8,646	2,882	78.15	6/1/2022
	Stock Options(6)	2/27/2013	8,460	4,231	74.65	2/27/2023
	Stock Options(6)	2/28/2014	3,927	7,857	81.55	2/28/2024
	Stock Options(6)	2/26/2015	—	9,555	104.35	2/26/2025
	RSUs(8)	6/1/2012					1,656	130,741
	RSUs(9)	6/1/2012					1,129	89,135
	RSUs(8)	2/27/2013					2,486	196,270
	RSUs(8)	2/28/2014					2,309	182,296
	RSUs(8)	2/26/2015					1,872	147,794
	Perf. Shares(12)	2/27/2013					3,855	304,352	—	—
	Perf. Shares(13)	2/28/2014					1,744	137,689	1,539	121,504
	Perf. Shares(14)	2/26/2015					—	—	2,496	197,059

							15,051	1,188,277	4,035	318,563

(1)
A detailed description of the terms of these awards is set forth above under the section titled "Description of Plan Based Awards." See also "Compensation Discussion and Analysis—Long-Term Incentive Awards," beginning on page 31, for additional award information.

(2)
25% of this stock option award vested on each of the first, second, third and fourth anniversaries of its grant date. As of December 31, 2015, this award was fully vested.

(3)
One-third of this stock option award vested on each of the first, second, and third anniversaries of its grant date. As of December 31, 2015, this award was fully vested.

(4)
25% of this stock option award vests on each of the first, second, third and fourth anniversaries of its grant date. As of December 31, 2015, this award had one remaining vesting date (June 1, 2016).

(5)
25% of this stock option award vests on each of the first, second, third and fourth anniversaries of its grant date. As of December 31, 2015, this award had four remaining vesting dates (February 2, 2016, February 2, 2017, February 2, 2018 and February 2, 2019).

(6)
One-third of this stock option award vests on each of the first, second, and third anniversaries of the grant date. As of December 31, 2015, the 2010, 2011 and 2012 awards were fully vested, the 2013 award had one remaining vesting date (February 27, 2016), the 2014 award had two remaining vesting dates (February 28, 2016 and February 28, 2017) and the 2015 award had three remaining vesting dates (February 26, 2016, February 26, 2017 and February 26, 2018).

(7)
One-third of these stock option awards vests on each of the first, second, and third anniversaries of their grant date. As of December 31, 2015, this award had three remaining vesting dates (September 1, 2016, September 1, 2017 and September 1, 2018).

(8)
This RSU award vests in full (100%) on the fourth anniversary of its grant date.

(9)
25% of this RSU award vests on each of the first, second, third and fourth anniversaries of its date of grant. As of December 31, 2015, this award had one remaining vesting date (June 1, 2016).

(10)
25% of this RSU award vests on each of the first, second, third and fourth anniversaries of its date of grant. As of December 31, 2015, this award had four remaining vesting dates (February 2, 2016, February 2, 2017, February 2, 2018 and February 2, 2019).

(11)
This RSU award vests in full (100%) on the third anniversary of its grant date.

(12)
The number and value of performance shares shown represents the number and value of performance shares that became fixed for (i) the 2013 performance period at 119.3% of target based on performance achieved for 2013, (ii) the 2014 performance period at 113.3% of target based on performance achieved for 2014 and (iii) the 2015 performance period at 0% of target (zero performance shares earned) based on 2015 performance.

(13)
The number and value of performance shares shown represents: (a) the number and value of shares that became fixed for (i) the 2014 performance period at 113.3% of target based on performance achieved for 2014 and (ii) the 2015 performance period at 0% of target (zero performance shares earned) based on 2015 performance and (b) the target number and value of shares that could become fixed based on target performance criteria being met for 2016.

(14)
The number and value of performance shares shown represents: (a) the number and value of shares that became fixed for the 2015 performance period at 0% of target (zero performance shares earned) based on 2015 performance and (b) the target number and value of shares that could become fixed based on target performance criteria being met for 2016 and 2017.

(15)
The values shown are based on $78.95 per share, which was the closing price of our common stock on December 31, 2015.

Option Exercises and Stock Vested—2015

            The following table presents information regarding the exercise of stock options by Named Executive Officers during 2015 and the vesting during 2015 of other stock awards previously granted to the Named Executive Officers.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter Kasper Jakobsen	—	—	15,833	1,658,113
Michel Cup	—	—	—	—
Charles M. Urbain	—	—	10,920	1,143,512
Peter G. Leemputte	146,519	6,276,140	48,926	4,946,913
Patrick M. Sheller	—	—	—	—
James Jeffrey Jobe	—	—	8,065	844,554
Graciela Monteagudo	—	—	4,996	514,575

(1)
The pre-tax dollar value realized on the exercise of stock options has been determined by multiplying the aggregate number of stock options exercised during 2015 by the difference between the closing price of the common stock on the exercise date and the exercise price of the stock option as follows:

Name	Date of Exercise		Number of Shares Acquired Upon Exercise	Exercise Price	Closing Price of Common Stock on Exercise Date	Total Value Realized
Peter G. Leemputte	4/27/2015		94,958	$26.58 - $81.55	$96.22	$4,411,154
	6/5/2015		4,083	$74.65 - $81.55	$94.84	$69,533
	7/1/2015		11,869	$26.58	$90.96	$764,126
	7/17/2015		11,869	$46.30	$87.79	$492,445
	8/4/2015		11,870	$26.58 - $81.55	$87.75	$292,740
	8/14/2015		11,870	$26.58 - $81.55	$83.83	$246,142

		Total:	146,519			$6,276,140

(2)
The pre-tax dollar value realized on the vesting of these awards has been determined by multiplying the aggregate number of stock awards that vested by the closing price of the common stock on the vesting date as follows:

Name	Type of Award	Date of Vest		Number of Shares Acquired Upon Vesting	Closing Price of Common Stock on Vesting Date	Total Value Realized
Peter Kasper Jakobsen	RSUs	3/2/2015		4,597	$104.64	$481,030
	Perf. Shares	2/27/2015		11,236	$104.76	$1,177,083

			Total:	15,833		$1,658,113
Charles M. Urbain	RSUs	3/2/2015		3,898	$104.64	$407,887
	Perf. Shares	2/27/2015		7,022	$104.76	$735,625

			Total:	10,920		$1,143,512
Peter G. Leemputte	RSUs	1/3/2015		24,733	$99.94	$2,471,816
	RSUs	3/2/2015		5,796	$104.64	$606,493
	Perf. Shares	2/27/2015		10,533	$104.76	$1,103,437
	RSUs	5/31/2015		7,864	$97.30	$765,167

			Total:	48,926		$4,946,913
James Jeffrey Jobe	RSUs	3/2/2015		2,798	$104.64	$292,783
	Perf. Shares	2/27/2015		5,267	$104.76	$551,771

			Total:	8,065		$844,554
Graciela Monteagudo	RSUs	6/1/2015		1,129	$96.96	$109,468
	Perf. Shares	2/27/2015		3,867	$104.76	$405,107

			Total:	4,996		$514,575

Pension Benefits—2015

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter Kasper Jakobsen	Benefit Equalization Plan	0.360	98,824	—
	Retirement Income Plan	0.360	18,501	—
	Key International Plan	11.198	3,211,767	—

			3,329,092	—
Michel Cup	N/A	—	—	—

			—	—
Charles M. Urbain	Benefit Equalization Plan	19.770	4,423,797	—
	Retirement Income Plan	19.770	1,301,582	—

			5,725,379	—
Peter G. Leemputte	Benefit Equalization Plan	0.900	222,934	—
	Retirement Income Plan	0.900	51,554	—

			274,488	—
Patrick M. Sheller	N/A	—	—	—

			—	—
James Jeffrey Jobe	Benefit Equalization Plan	21.270	2,178,058	—
	Retirement Income Plan	21.270	1,221,038	—

			3,399,096	—
Graciela Monteagudo	N/A	—	—	—

			—	—

(1)
There are no additional years of service credited after February 9, 2009, and there are no additional years of pay credited after February 8, 2014.

            The present values disclosed in the Pension Benefits Table above as of December 31, 2015 were based on the following assumptions:

  •
  Discount rates of 4.25% for the Mead Johnson and Company Retirement Plan, 4.01% for the Benefit Equalization Plan, and 4.12% for the Key International Pension Plan as of December 31, 2015;

  •
  Lump sum mortality was assumed to be the 2015 417(e) table with projected longevity improvements by Scale AA to commencement year; and

  •
  A retirement date at the earliest unreduced retirement age, which can be as early as age 60 with 10 years of service (for Mr. Jakobsen and Mr. Jobe the present value of the benefit payable upon termination at the end of 2015 would be higher by $310,162 and $257,941 respectively).

Retirement Income Plan

            The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Code. The benefit is calculated based on the employee's final average compensation and years of service. The Retirement Income Plan was closed to new participants in 2009, which means that no person hired after February 9, 2009 is eligible for participation in this plan. Employees who participate in the Executive Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible to participate in the Benefit Equalization Plan—Retirement Plan. The key plan provisions of the Retirement Income Plan are as follows:

  •
  The retirement benefit equals:

  •
  2% × Final Average Compensation × Years of Service (prior to February 9, 2009), up to 40, minus

  •
  1/70th of the Primary Social Security Benefit × Years of Service, up to 40.

  •
  Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee's compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Code. For purposes of calculating Final Average Compensation, compensation increases after February 8, 2014 are not recognized.

  •
  Normal retirement age is 65. Employees may elect to take early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

Benefit Equalization Plan—Retirement Plan

            The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Code. The provisions are the same as those above for the Retirement Income Plan, except for the following:

  •
  Compensation is not subject to the limits under Section 401(a)(17) of the Code;

  •
  Compensation includes the higher of bonus earned or paid during the year; and

  •
  The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Retirement Savings Plan.

Key International Pension Plan

            The Key International Pension Plan is a non-qualified plan. This plan was closed to new participants in 2009. The plan provides income for these employees after retirement.

            The benefit is calculated based on the employee's final average compensation and years of service. The key plan provisions are as follows:

  •
  The retirement benefit equals:

  •
  1.75% × Final Average Compensation × Years of Service prior to February 1, 2009 (non-U.S. employees) or February 9, 2009 (U.S. employees), up to 40, minus

  •
  1/70th of the Primary Social Security Benefit × Years of Service, up to 40, only when applicable.

  •
  Final Average Compensation equals the average compensation in the five consecutive years out of the last ten in which the employee's compensation was the highest. Compensation equals the base salary rate, plus the higher of bonuses earned or paid during the year. For purposes of calculating Final Average Compensation, compensation increases after February 8, 2014 are not recognized.

  •
  Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

Non-Qualified Deferred Compensation—2015

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Peter Kasper Jakobsen	106,431	189,369	(8,003)	—	938,527
Michel Cup	—	2,827	—	—	2,827
Charles M. Urbain	78,397	72,534	3,642	—	1,795,790
Peter G. Leemputte	36,867	27,650	9,601	(1,072,838)	—
Patrick M. Sheller	—	14,712	—	—	14,712
James Jeffrey Jobe	30,799	49,640	2,417	—	629,728
Graciela Monteagudo	41,092	70,062	(2,581)	—	294,174

(1)
Amounts reported as compensation in the last fiscal year in the "Salary" column of the Summary Compensation Table.

(2)
Includes amounts reported as compensation in the last fiscal year in the "All Other Compensation" column of the Summary Compensation Table.

(3)
Amounts not shown in the Summary Compensation Table because they are not above-market.

(4)
Of the amounts shown in this column, the following were reported in the Summary Compensation Table for the prior fiscal years: Mr. Jakobsen ($433,083); Mr. Cup ($0); Mr. Urbain ($394,285); Mr. Leemputte ($321,678); Mr. Sheller ($0); Mr. Jobe ($168,761); and Ms. Monteagudo ($0).

            All of the amounts shown in the Non-Qualified Deferred Compensation table, above, were deferred under the Benefit Equalization Plan—Retirement Savings Plan described below.

Retirement Savings Plan

            The Retirement Savings Plan is a defined contribution plan designed to allow participants to save for retirement and benefit from Company contributions and tax advantages available through the plan. The Retirement Savings Plan is a tax-qualified 401(k) plan, as defined under Section 401(a) of the Code. Employees who participated in the Executive Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits under the Retirement Savings Plan are eligible for the Benefit Equalization Plan—Retirement Savings Plan. The key plan provisions of the Retirement Savings Plan are as follows:

            Participants are immediately eligible for Company contributions. Eligible pay is defined as an employee's current base salary or wages and annual bonus before any pre-tax savings are deducted. Employees are eligible to contribute from 1% to 25% on a pre-tax or after-tax basis or a combination of both to the plan. Employees may make additional pre-tax "catch-up" contributions at or after age 50. The Company will make matching contributions of $1 for each $1 on the first 6% of eligible pay (base pay plus annual bonus) that the employee contributes. The Company matching contribution is on pre-tax and/or after-tax dollars. The plan provides additional Company contributions of 2%, 3% or 4% of eligible pay (base pay plus bonus) to active employees based on employee points (age plus service) as follows:

Less than 40 points:	2%
40 - 59 points:	3%
60 or more points:	4%

            Employee contributions are always 100% vested. Company contributions become 100% vested as soon as they are made on the participant's behalf and regardless of years of service. Participants are able to invest their own contributions and Company contributions into a variety of investment alternatives at their own discretion.

Benefit Equalization Plan—Retirement Savings Plan

            The Benefit Equalization Plan—Retirement Savings Plan is a non-qualified deferred compensation plan designed to allow participants to save for retirement and benefit from Company contributions and tax advantages available through the plan in excess of the benefits payable under the qualified Retirement Savings Plan. The key plan provisions are the same as those described above for the Retirement Savings Plan, except for the limits on compensation and benefits imposed on the plan under Section 401(a)(17) and Section 415(b) of the Code.

Potential Payments Upon Termination or Change in Control—2015

            Generally, we have no employment contracts with our executives, unless required by local law or practice. Therefore, post-termination benefits are typically addressed by the plan or award agreement relating to each element of compensation. For example, our equity award agreements set forth their treatment upon an executive's termination of employment. We do not provide for "single trigger" vesting of awards upon a change in control. However, pursuant to the terms of our equity award agreements, there is an exception to this general treatment if any of these equity awards would be cancelled or otherwise cease to be outstanding upon a change in control.

            Separation Compensation of Former Executive Vice President and Chief Financial Officer.    On March 4, 2015, we announced that Peter G. Leemputte, our then-current Executive Vice President and Chief Financial Officer, would be leaving the Company. The Company entered into a letter agreement on March 4, 2015, as amended on May 15, 2015, (the "Leemputte Agreement") with Mr. Leemputte pursuant to which Mr. Leemputte separated from service with the Company effective as of May 31, 2015 (the "separation date"). Under the Leemputte Agreement, Mr. Leemputte received total cash severance of $2,007,250, comprised of (a) $177,042 in salary continuation payments, (b) accrued and unused vacation of $35,019, and (c) $1,795,189 in payments to be made through October, 2016. Pursuant to the agreement, Mr. Leemputte is to receive additional cash severance of $320,361 to be paid in semi-monthly installments through the remaining 18 months following his separation date, through March 2017, subject to certain continuing cooperation requirements set forth in the general release and special executive terms signed by Mr. Leemputte. As of the separation date, Mr. Leemputte's outstanding equity awards were prorated for length of service completed in the respective vesting period as follows:

  •
  4,083 stock options vested (valued at $79,577 as of his separation date); the prorated stock options became exercisable for a 90 day period;

  •
  7,864 restricted stock units (valued at $765,167 as of his separation date); the prorated restricted stock units vested and were distributed; and

  •
  11,090 performance shares (valued at $875,556 as of December 31, 2015); outstanding performance shares were prorated for length of service, subject to performance conditions and vesting at completion of the respective performance periods.

            Other Named Executive Officers.    The discussion below describes payments that are due the Named Executive Officers (other than Mr. Leemputte) in the event of various termination scenarios or a change in control assuming an effective date of December 31, 2015. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the tabular disclosures which follow.

            None of the tables below reflect payments due to the Named Executive Officers in the event that such Named Executive Officer leaves the Company on a voluntary basis (without good reason or not in connection with a constructive termination). We do not offer any payments to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested prior to or at the time of termination.

Retirement, Death or Disability

Name	Annual Incentive Award ($)(2)	Stock Options ($)(3)	Restricted Stock Units ($)(4)	Long-Term Performance Awards ($)(5)	Total ($)
Retirement(1):
Peter Kasper Jakobsen	—	—	—	—	—
Michel Cup	—	—	—	—	—
Charles M. Urbain	166,299	25,379	536,702	613,757	1,342,137
Patrick M. Sheller	—	—	—	—	—
James Jeffrey Jobe	104,934	18,460	538,360	431,699	1,093,453
Graciela Monteagudo	—	—	—	—	—
Death:
Peter Kasper Jakobsen	400,000	92,261	1,593,369	2,403,791	4,489,421
Michel Cup	69,417	—	—	—	69,417
Charles M. Urbain	166,299	25,379	536,702	613,757	1,342,137
Patrick M. Sheller	125,125	—	—	—	125,125
James Jeffrey Jobe	104,934	18,460	538,360	431,699	1,093,453
Graciela Monteagudo	319,825	18,193	419,856	442,041	1,199,915
Disability:
Peter Kasper Jakobsen	400,000	92,261	3,582,435	2,403,791	6,478,487
Michel Cup	69,417	68,955	732,972	—	871,344
Charles M. Urbain	166,299	25,379	957,585	613,757	1,763,020
Patrick M. Sheller	125,125	—	383,460	—	508,585
James Jeffrey Jobe	104,934	18,460	1,174,144	431,699	1,729,237
Graciela Monteagudo	319,825	18,193	746,235	442,041	1,526,294

The following benefits are generally available to all salaried employees, including the Named Executive Officers, upon full retirement at age 65 (or age 55 with 10 or more years of service), death or disability:

(1)
Of our Named Executive Officers, only Messrs. Urbain and Jobe were eligible for retirement benefits as of December 31, 2015.

(2)
Annual Incentive Award:    Reflects actual amount earned for the fiscal year. Employees are eligible for a pro-rata portion of their annual incentive award. The pro-rata award is paid at target, adjusted for performance.

(3)
Stock Options:    Employees are eligible for accelerated vesting of any stock options granted at least one year prior to the termination event and have the full term to exercise. While on disability status, stock option awards continue to vest until termination of employment, with such termination of employment treated as a retirement, death, or voluntary termination of employment depending upon the circumstances at the time of such termination.

(4)
Restricted Stock Units:    Upon retirement or death, employees are entitled to a proportionate number of restricted stock unit awards granted at least one year prior to the termination event. While on disability status, restricted stock unit awards granted continue to vest until termination of employment at cessation of all disability benefits with such termination of employment treated as a retirement, death, or voluntary termination of employment depending upon the circumstances at the time of such termination.

(5)
Long-Term Performance Awards:    For the 2013-2015, 2014-2016 and 2015-2017 performance cycles, upon completion of one year of service, an executive shall be entitled to receive the performance shares that have become fixed for any completed year of the respective performance cycles, plus a proportionate number of shares that would otherwise have been accrued for the year in progress upon retirement or death (based on actual performance). If the employee incurs a disability and if the disability exceeds 26 weeks in the aggregate during one or more performance years, the employee will earn only a proportionate number of performance shares that the employee would otherwise have earned for such affected performance year(s). While on disability status, earned performance share awards continue to vest until termination of employment treated as a retirement, death or voluntary termination of employment depending upon the circumstances at the time of such termination.

Involuntary Termination without Cause or Termination with Good Reason

            The Company's Named Executive Officers were eligible to receive severance payments and benefits under the Executive Severance Plan if their employment was terminated for any of the following reasons:

  •
  Involuntary termination by the Company or participating employer without "Cause"; or

  •
  Termination by executive with "Good Reason."

Name	Cash Severance ($)(1)	Annual Incentive Award ($)(2)	Stock Options ($)(3)	Restricted Stock Units ($)(4)	Long-Term Performance Awards ($)(5)	Other Benefits and Severance Payments ($)(6)	Total ($)
Peter Kasper Jakobsen	4,376,923	400,000	77,602	1,818,534	2,403,791	46,632	9,123,482
Michel Cup	278,429	69,417	7,613	60,713	—	45,754	461,926
Charles M. Urbain	1,594,073	166,299	21,345	577,993	613,757	45,616	3,019,083
Patrick M. Sheller	605,649	125,125	—	84,634	—	36,122	851,530
James Jeffrey Jobe	1,182,988	104,934	15,527	569,545	431,699	45,771	2,350,464
Graciela Monteagudo	1,279,218	319,825	15,304	451,041	442,041	53,968	2,561,397

An executive whose employment is terminated by the Company without Cause or by the executive with Good Reason and who complies with the applicable notice provisions in the case of a Good Reason termination, would have been eligible for the following:

(1)
Cash Severance Payment:    Other than four weeks of basic severance pay, subject to signing a general release, a cash severance payment in the amount of two times the sum of base salary and target bonus for Mr. Jakobsen and one and a half times the sum of base salary and target bonus for each of the other Named Executive Officers; however, the amounts for Messrs. Cup and Sheller have been adjusted to reflect proration for participants who have been employed by the Company for less than two years.

(2)
Annual Incentive Award:    Reflects actual amount earned for the 2015 fiscal year. The Named Executive Officers are eligible for a pro-rata award based on performance, subject to signing a general release.

(3)
Stock Options:    In accordance with the terms of the applicable agreement, employees are generally eligible for accelerated vesting of a proportionate number of the options that would have otherwise vested for the vesting period in which the termination occurs (based on the period of employment during the vesting period). Generally, employees have three months to exercise stock options following termination.

(4)
Restricted Stock Units:    In accordance with the terms of the applicable agreement, employees are generally eligible for a proportionate number of the total restricted stock units that would have otherwise vested for the vesting period in which the termination occurs (based on the period of employment during the vesting period).

(5)
Long-Term Performance Awards:    In accordance with the terms of the applicable agreement, the employee will be entitled to receive the performance shares that have become fixed for any completed year of the performance cycle, plus a proportionate number of the shares that would otherwise have been accrued for the year in which employment terminates (based on actual performance).

(6)
Continuation of Certain Benefits and other Severance Payments:    Continuation of health, dental and life insurance coverage, employee assistance benefits and outplacement services, until the earlier of the end of the severance pay period or the date the executive begins new employment, subject to signing a general release. The maximum outplacement benefit under our policy is $25,000, which amount is included in the table above.

            Additionally, executives who are expatriates are eligible for financial counseling and repatriation relocation benefits based on our standard expatriate relocation policy. However, the policy calls for these to be reasonable and customary in amount (e.g., air tickets home and tax preparation services). The policy does not establish a maximum and the Company cannot estimate what value these benefits would have.

            For purposes of the Executive Severance Plan, "Cause" means the following:

  •
  Failure or refusal by the executive to substantially perform their duties with the Company, a participating employer or any of their affiliates (except where the failure results from incapacity due to disability); or

  •
  Severe misconduct or activity deemed detrimental to the interests of the Company, a participating employer or any of its affiliates.

"Cause" will be interpreted by the Compensation and Management Development Committee in its sole discretion and such interpretation will be conclusive and binding.

            For purposes of the Executive Severance Plan, "Good Reason" means the occurrence of any of the following events without the executive's consent:

  •
  A material reduction in the executive's base salary;

  •
  A reduction in the executive's grade level resulting in a material diminution of the executive's authority, duties or responsibilities; or

  •
  A change in the principal location of the executive's job or office, such that the executive will be based at a location that is 50 miles or more further from the executive's principal job or office location immediately prior to the proposed change in job or office.

Change in Control and Involuntary Termination Without Cause or Termination with Good Reason

            The Company's Named Executive Officers are eligible to receive enhanced benefits under the Executive Change in Control Plan in the event of a covered termination following a change in control. The occurrence of a change in control alone is generally insufficient to trigger benefits under the Executive Change in Control Plan. However, pursuant to the terms of our equity award agreements, there is an exception to this general treatment if any of these equity awards would be cancelled or otherwise cease to be outstanding upon a change in control.

            To trigger benefits under the Executive Change in Control Plan, there must be both a "Change in Control" of the Company and either (1) a subsequent involuntary termination by the Company without Cause or (2) a termination by the executive with Good Reason. Thus, the only benefits that an executive would be entitled to upon a change in control alone are those that are vested at the time of the change in control.

            The Company's Named Executive Officers were eligible to receive severance payments and benefits under the Executive Change in Control Plan if their employment was terminated within two years following a Change in Control for any of the following reasons:

  •
  Involuntary termination by Company without "Cause";

  •
  Termination by executive with "Good Reason."

Name	Cash Severance ($)(1)	Annual Incentive Award ($)(2)	Stock Options ($)(3)	Restricted Stock Units ($)(4)	Long-Term Performance Awards ($)(5)	Supplemental Retirement Benefits ($)(6)	Other Benefits and Severance Payments ($)(7)	Reduction in Severance to Eliminate Excise Tax(8)	Total ($)
Peter Kasper Jakobsen	6,450,000	1,150,000	92,261	3,582,436	4,587,390	645,000	62,556	(2,843,707)	13,725,936
Michel Cup	1,796,666	198,333	68,955	732,972	—	161,700	61,078	—	3,019,704
Charles M. Urbain	2,063,892	431,946	25,379	957,585	1,041,982	217,615	60,893	—	4,799,292
Patrick M. Sheller	1,650,000	325,000	—	383,460	200,375	148,500	51,353	—	2,758,688
James Jeffrey Jobe	1,529,625	299,813	18,460	1,174,144	737,393	152,963	60,986	—	3,973,384
Graciela Monteagudo	1,653,317	316,659	18,193	746,236	760,604	148,799	69,203	(308,366)	3,404,645

An executive whose employment is terminated without Cause or with Good Reason within two years following a Change in Control would be eligible for the following:

(1)
Cash Severance Payment:    Subject to the executive signing a general release, a cash payment equal to three times base salary plus target bonus for Mr. Jakobsen and two times base salary plus target bonus for each of the other Named Executive Officers.

(2)
Annual Incentive Award:    Reflects target bonus for the 2015 fiscal year. The Named Executive Officers are eligible for a pro-rata award, subject to signing a general release.

(3)
Stock Options:    In accordance with the terms of the applicable award, unvested stock options will fully vest. Employees have three months to exercise these stock options.

(4)
Restricted Stock Units:    In accordance with the terms of the applicable award, accelerated vesting of restricted stock units.

(5)
Long-Term Performance Awards:    In accordance with the terms of the applicable award, long-term performance awards that relate to any completed performance year will be deemed vested, and those related to the year of termination or any future performance year will be deemed earned at target.

(6)
Supplemental Retirement Benefits:    Subject to the executive signing a general release, additional supplemental retirement benefits based on early termination and the amount of severance payable under the plan and including additional credits to defined contribution plans based on cash severance amounts.

(7)
Continuation of Certain Benefits and Other Severance Payments:    Continuation of medical, dental and life insurance coverage, employee assistance benefits, outplacement services and financial planning services, until the earlier of the end of the severance pay period or the date the executive begins new employment, subject to signing a general release. Expatriation and repatriation benefits are also provided. The maximum outplacement benefit under our policy is $25,000, which amount is included in the table above.

Additionally, executives who are expatriates are eligible for financial counseling and relocation benefits. However, the policy calls for these to be reasonable and customary in amount (e.g., air tickets home and tax preparation services). The policy does not establish a maximum and the Company cannot estimate what value these benefits would have.

(8)
Reduction in Severance—Excise Tax:    The Company does not provide excise tax gross-ups to any executive. These agreements contain a "best net" approach to address the potential for any excise tax to be imposed for severance payments and benefits that would constitute an "excess parachute payment" under Section 4999 of the Internal Revenue Code. The Company will not provide a gross-up payment and will instead reduce payments to the executives such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the executives on an after-tax basis would be greater than it would be absent such a reduction.

            For purposes of the Executive Change in Control Plan, "Cause" means the following:

  •
  Willful and continued failure by the executive to substantially perform his or her duties with the Company (except if as a result of disability) for a period of 30 consecutive days after written demand for substantial performance is delivered to the executive;

  •
  Willful engagement by executive in conduct that is demonstrably and materially injurious to the Company or its subsidiaries or affiliates, monetarily or otherwise; or

  •
  A felony conviction or the entry of plea of nolo contendere to a felony.

            For purposes of the Executive Change in Control Plan, "Good Reason" means the occurrence of any of the following events without the executive's consent:

  •
  Assignment of any duties materially inconsistent with the executive's status as an officer of the Company or a substantially adverse alteration in the nature or status of the executive's authorities, duties or responsibilities from those in effect immediately prior to the Change in Control;

  •
  A material adverse change in the executive's reporting relationships;

  •
  A material reduction by the Company in the executive's base salary or bonus from the levels in effect immediately prior to a Change in Control or as the same may be increased from time to time after a Change in Control;

  •
  The relocation of the executive's principal place of employment to a location more than 50 miles from the location of such place of employment immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with the executive's business travel obligations prior to the Change in Control or, if the executive has consented to a relocation, the failure by the Company to provide the executive with all of the benefits of the Company's relocation policy as in operation immediately prior to a Change in Control;

  •
  The failure of the Company to pay the executive any material amount or portion of executive's compensation or to pay to executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date on which such compensation was due; or

  •
  The failure of the Company to continue in effect any compensation or benefit plan which is material to the executive's compensation and in which executive participated immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such plan, or the failure by the Company to continue the executive's participation therein on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of executive's participation relative to other participants, as existed at the time of the Change in Control.

            For purposes of the Executive Change in Control Severance Plan, "Change in Control" means the occurrence of any of the following events:

  •
  Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of (i) the then-outstanding shares of common stock of the Company (the "Outstanding MJN Common Shares") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding MJN Voting Securities")(other than, in each case, in connection with a merger or consolidation as a result of which (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company, (2) the direct or indirect holders of the common stock and the voting securities of such holding company immediately following the transaction are substantially the same as the holders of the Outstanding MJN Common Shares and the Outstanding MJN Voting Securities, as the case may be, immediately prior to the transaction, and (3) immediately following the transaction no Person is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the common stock or the voting securities of such holding company);

  •
  The consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company or any of its subsidiaries, the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole), or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding MJN Common Shares and the Outstanding MJN Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity surviving or resulting from such Business Combination (including an entity that, as a result of such transaction, owns all or substantially all of the common stock or the voting securities of the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding MJN Common Shares and the Outstanding MJN Voting Securities, as the case may be, (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such entity surviving or resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity surviving or resulting from such Business Combination (or any parent thereof) or the combined voting power of the then-outstanding voting securities of such entity (or any parent thereof) entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body) and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity surviving or resulting from such Business Combination (or any parent thereof) were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination;

  •
  The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

  •
  There shall have been a change in the composition of the Board within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company's stockholders or, if earlier, initial appointment to the Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved (either by a specific vote of approval or by approval of the Company's proxy statement in which such person was named as a nominee for election as a director).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

            The following table provides certain information as of December 31, 2015 regarding common stock that may be issued under the LTIP, our one equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Security Holders	2,740,569	(1)	$75.63	(2)	18,944,466	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	2,740,569		$75.63		18,944,466

(1)
Includes (a) stock options to purchase 1,769,808 shares of common stock with a weighted average exercise price of $75.63, (b) 486,448 shares of common stock issuable following the vesting of restricted stock units for which no exercise price will be paid and (c) 484,313 shares of common stock deliverable in respect of performance share awards for which no exercise price will be paid (assuming maximum payout of performance share awards).

(2)
The calculation of weighted average exercise price includes only outstanding stock options and excludes restricted stock units and performance share awards.

(3)
Types of awards issuable under the LTIP include: options, stock appreciation rights, restricted stock, restricted stock units, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards or performance share awards.

 AUDIT RELATED MATTERS

Audit Committee Report

            Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and its internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche is responsible for performing an independent integrated audit of the Company's consolidated financial statements and the effectiveness of its internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

            In addition to fulfilling its oversight responsibilities as set forth in its charter and as further described above in the section titled "Committees of the Board of Directors—Audit Committee," the Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2015;

  2.
  The Audit Committee has discussed with representatives of Deloitte & Touche the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

  3.
  The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence; and

  4.
  The Audit Committee also has considered whether the provision by Deloitte & Touche of non-audit services to the Company is compatible with maintaining Deloitte & Touche's independence.

            Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements referred to above be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee,
Peter G. Ratcliffe, Chairman Kimberly A. Casiano Michael A. Sherman Robert S. Singer

Fees Paid to Independent Registered Public Accounting Firm

            The table set forth below presents the fees for professional audit services rendered by Deloitte & Touche in connection with the integrated audits of our consolidated financial statements for the years ended December 31, 2015 and 2014, and fees for other services rendered by Deloitte & Touche and its affiliates during these periods

	2015	2014
Audit Fees	$3,859,110	$3,924,510
Audit-Related Fees	81,321	88,600
Tax Fees	146,475	86,680
All Other Fees	—	234,000

Total	$4,086,906	$4,333,790

            Audit Fees for 2015 and 2014 include fees for services rendered for the audits of our consolidated financial statements and of our internal control over financial reporting, reviews of our quarterly financial statements, and statutory audits.

            Audit-Related Fees for 2015 include fees for services rendered related to the issuance of a comfort letter and certain regulatory attestation reports. For 2014, fees were for services rendered related to the issuance of a comfort letter, the audit of our Canadian pension plan, and certain regulatory attestation reports.

            Tax Fees for 2015 and 2014 were for services rendered related to tax compliance and advisory services, including transfer pricing analyses, VAT analyses, and tax audit support services.

            All Other Fees for 2014 include fees for services rendered related to a review of our financial shared services organization.

Pre-Approval of Audit and Permissible Non-Audit Services

            The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche and its affiliates during 2015 in accordance with our policy described below.

            The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects, or from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year's audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

            The Audit Committee may delegate pre-approval authority to its Chair. The Chair is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

 OVERVIEW OF PROPOSALS

            This Proxy Statement contains three proposals by the Board. Proposal No. 1 requests the election of 13 directors to the Board. Proposal No. 2 requests approval, on an advisory basis, of the compensation paid to our Named Executive Officers. Proposal No. 3 requests the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm in 2016. Each of these proposals is discussed in more detail below.

PROPOSAL 1—ELECTION OF DIRECTORS

            The Board currently consists of 13 members. The directors serve one-year terms. The Board has nominated each of our 13 current directors whose terms expire at the Annual Meeting for re-election as directors. Information regarding the nominees for director is set forth under "Board of Directors and Corporate Governance—Board of Directors," beginning on page 7.

            In an uncontested election, our bylaws require directors to be elected by a majority of the votes cast by holders of shares at any meeting of stockholders on the election of directors.

            All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board's nominees.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

PROPOSAL 2—ADVISORY APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

            We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation paid to our Named Executive Officers as described below. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program.

            As described under "Executive Compensation—Compensation Discussion and Analysis," our executive compensation program is designed to attract, motivate and retain our Named Executive Officers, who are critical to our success. Under this program, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value.

            We are asking our stockholders to indicate their support for the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative in this Proxy Statement). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Please read the "Compensation Discussion and Analysis" beginning on page 24 of this Proxy Statement and the corresponding compensation tables and related narrative set forth on pages 39-57 of this Proxy Statement for additional details about our executive compensation program, including information about the fiscal year 2015 compensation of our Named Executive Officers.

            As an advisory vote, this proposal is not binding upon the Company. However, the Compensation and Management Development Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.

            At the Company's 2011 annual meeting of stockholders, the Company's stockholders recommended, on an advisory basis, holding an advisory vote on the compensation paid to our Named Executive Officers every year. Based on this determination which was consistent with the Board's recommendation, the Board agreed that it will hold an advisory vote on the compensation of our Named Executive Officers every year until the next required vote on the frequency of such votes. As such, following the advisory vote to approve the compensation paid to our

Named Executive Officers that will take place at the Annual Meeting, the next advisory vote on executive compensation will occur at the Company's 2017 annual meeting of stockholders.

            The Board strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

  RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related discussion as disclosed in this proxy statement, is hereby APPROVED.

            Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of approving the compensation paid to our Named Executive Officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules in this Proxy Statement.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            In accordance with its charter, the Audit Committee of the Board has appointed Deloitte & Touche as our independent registered public accounting firm for 2016. The Audit Committee requests that our stockholders ratify the appointment. Deloitte & Touche served as our independent registered public accounting firm in 2015. One or more representatives of Deloitte & Touche will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

            Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, if the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the selection of another independent registered public accounting firm for 2017 and future years. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

            Unless proxy cards are otherwise marked, the persons named as proxies intend to vote the shares represented by proxy in favor of the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2016.

OTHER MATTERS

            Management is not aware of any other matters that will be presented at the Annual Meeting, and our bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before January 1, 2016. If any other matters that require a vote properly come before the stockholders at the 2016 Annual Meeting, it is the intention of the proxy holders to vote the shares represented by proxy on such matters in accordance with the recommendation of the Board or, in the absence of such recommendation, in their best judgment.

MAP AND DIRECTIONS TO
2016 ANNUAL MEETING OF STOCKHOLDERS OF MEAD JOHNSON NUTRITION COMPANY

The Glen Club
2901 W. Lake Avenue
Glenview, Illinois 60026

From Downtown Chicago

               I-90/I-94 West approximately 7 miles; I-90 and I-94 split at this point—Continue on I-94 West approximately 8 miles—Exit Lake Ave. West—Drive west 3 miles to Patriot Blvd.—Turn right (north)—Drive north 1 mile (past stop sign at Chestnut) to West Lake Ave—Turn left (west)—Drive West on West Lake Ave.—Entrance to The Glen Club is approximately 200 yards on the left.

From O'Hare Airport

               I-190 East to I-294 North toward Wisconsin—Continue on I-294 North approximately 8 miles—Exit Willow Rd. East—Drive east 2.3 miles to Patriot Blvd.—Turn right (south) and continue on for approximately 0.8 miles to West Lake Ave.—Turn right (west)—Drive West on West Lake Ave.—Entrance to The Glen Club is approximately 200 yards on the left.

From the West

               I-90 East to I-294 North toward Wisconsin—Continue on I-294 North approximately 8 miles—Exit Willow Rd. East—Drive east 2.3 miles to Patriot Blvd.—Turn right (south) and continue on for approximately 0.8 miles to West Lake Ave.—Turn right (west)—Drive West on West Lake Ave.—Entrance to The Glen Club is approximately 200 yards on the left.

From the North

               I-94 East—Keep right and merge on to I-294 South toward Indiana/O'Hare—Continue on I-294 South approximately 3.5 miles—Exit Willow Rd. towards Northbrook/Glenview—Turn left (east) and continue on for approximately 2.3 miles to Patriot Blvd.—Turn right (south) and continue on for approximately 0.8 miles to West Lake Ave.—Turn right (west)—Drive West on West Lake Ave.—Entrance to The Glen Club is approximately 200 yards on the left.

From the South

               I-294 North toward Wisconsin—Exit Willow Rd. East—Drive east 2.3 miles to Patriot Blvd.—Turn right (south) and continue on for approximately 0.8 miles to West Lake Ave.—Turn right (west)—Drive West on West Lake Ave.—Entrance to The Glen Club is approximately 200 yards on the left.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time, Tuesday, May 10, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MEAD JOHNSON NUTRITION COMPANY 2701 PATRIOT BOULEVARD GLENVIEW, IL 60026 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time, Tuesday, May 10, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03432-P73356 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MEAD JOHNSON NUTRITION COMPANY The Board of Directors recommends a vote "FOR" each director nominee in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. 1. Election of Directors Nominees: For Against Abstain 1a. Steven M. Altschuler, M.D. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1b. Howard B. Bernick ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1i. Peter Kasper Jakobsen 1c. Kimberly A. Casiano 1j. Peter G. Ratcliffe 1d. Anna C. Catalano 1k. Michael A. Sherman 1e. Celeste A. Clark, Ph.D. 1l. Elliott Sigal, M.D., Ph.D. 1f. James M. Cornelius 1m. Robert S. Singer 1g. Stephen W. Golsby 2. Advisory approval of named executive officer compensation 1h. Michael Grobstein 3. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 For address changes and/or comments, please check this box and write them on the back where indicated. YesNo HOUSEHOLDING ELECTION - Please indicate if you consent ! Yes ! No ! ! Please indicate if you plan to attend this meeting. to receive certain future investor communications in a single package per household. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2701 Patriot Boulevard Glenview, Illinois 60026 (847) 832-2420 April 4, 2016 Dear Fellow Stockholder: We are pleased to invite you to attend our Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Glen Club, 2901 W. Lake Avenue, Glenview, Illinois 60026, on Wednesday, May 11, 2016, at 9:00 a.m. Central Daylight Time. Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Whether or not you plan to attend in person, you can ensure that the shares are represented at the Annual Meeting by promptly voting and submitting your proxy by Internet or by telephone or by signing, dating and returning your proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Sincerely, James M. Cornelius Chairman of the Board of Directors Peter Kasper Jakobsen President and Chief Executive Officer Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 11, 2016 The Proxy Statement relating to our 2016 Annual Meeting of Stockholders, the Proxy Card and our Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.meadjohnson.com/proxymaterials. E03432-P73356 MEAD JOHNSON NUTRITION COMPANY This Proxy and Voting Instruction Card is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 11, 2016 The stockholder(s) hereby appoint(s) Patrick M. Sheller and Erin R. McQuade, and each of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote all of the shares of common stock of MEAD JOHNSON NUTRITION COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. CDT on May 11, 2016, at The Glen Club, 2901 W. Lake Avenue, Glenview, Illinois 60026, as designated on the reverse side of this proxy and voting instruction card and in their discretion with respect to any other matters that may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. This card also provides voting instructions for any shares of common stock held on the undersigned's behalf in the Mead Johnson & Company, LLC Retirement Savings Plan and/or the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed and dated on reverse side Address Changes/Comments: